Exhibit 2.1

EXECUTION

DATED 16 JUNE 2006

INTERACTIVE TECHNOLOGY HOLDINGS LIMITED

as Vendor

and

THE VENDOR GUARANTORS IDENTIFIED ON SCHEDULE 1 HERETO

and

SYNIVERSE TECHNOLOGIES, INC.

as Purchaser

and

SYNIVERSE HOLDINGS INC.

as Purchaser Guarantor

SHARE PURCHASE AGREEMENT

IN RELATION TO

PERFECT PROFIT INTERNATIONAL LIMITED

Baker & McKenzie

14th Floor Hutchison House

10 Harcourt Road

Hong Kong

Telephone: (852) 2846-1888

Fax: (852) 2845-0476

Exhibits

Exhibit A      Forms of Agreements in relation to the Restructure

Exhibit B      Form of Escrow Agreement

Exhibit C      Form of Working Capital Statement

Exhibit D      Form of FY2006 Contingent Payment Statement

Exhibit E      Form of CY2006 Contingent Payment Statement

Exhibit F      Form of Letter of Acknowledgment

THIS AGREEMENT is made on 16 June 2006

BETWEEN:

(1)	INTERACTIVE TECHNOLOGY HOLDINGS LIMITED, a company incorporated in Bermuda and whose principal place of business is at 27th Floor, No. 248 Queen’s Road East, Wan Chai, Hong Kong (the “Vendor”);

(2)	Each of the persons whose names and addresses are set out in Schedule 1 hereto (each a “Vendor Guarantor” and collectively the “Vendor Guarantors”);

(3)	SYNIVERSE TECHNOLOGIES, INC., a company incorporated in the State of Delaware in the United States of America and whose registered office is at 9 East Lockerman St., Suite #1-B in the City of Dover, County of Kent, DE 19901, the United States of America (the “Purchaser”); and

(4)	SYNIVERSE HOLDINGS INC, a company incorporated in the State of Delaware in the United States of America and whose registered office in the State of Delaware is at 9 East Lockerman St., Suite #1-B in the City of Dover, County of Kent, DE 19901, the United States of America and whose common stock is listed on The New York Stock Exchange (the “Purchaser Guarantor”).

WHEREAS:

(A)	The Vendor is the beneficial owner of all the Sale Shares, comprising the entire issued and paid-up share capital of the Company.

(B)	The Vendor has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and conditions set out in this Agreement.

(C)	In consideration of the Purchaser and the Purchaser Guarantor agreeing to enter into this Agreement, the Vendor Guarantors have agreed to guarantee the obligations of the Vendor on the terms and conditions set out in this Agreement.

(D)	In consideration of the Vendor and the Vendor Guarantors agreeing to enter into this Agreement, the Purchaser Guarantor has agreed to guarantee the obligations of the Purchaser on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement where the context so admits, the following words and expressions shall have the following meanings:

“Accounting Policies” means the accounting policies as set out in Schedule 8;

“Accounts Date” means 30 April 2005;

“Affiliate” of any particular person means any entity controlled by such particular person;

“Agreed Proportion” means, with respect to each of the Vendor Guarantors, the respective percentage specified against its name in Schedule 1;

“Amount Claimed” has the meaning set out in Clause 3.3.4(a);

“Applicable Law” has the meaning set out in paragraph 9.4.1 of Schedule 3;

“Audited Accounts” means the audited consolidated accounts of the Vendor Group for the financial year ended on the Accounts Date as appended to the Disclosure Letter;

“Base Working Capital” has the meaning set out in Clause 7.1;

“Business Day” means a day on which commercial banks are open for business in Hong Kong and Florida (excluding Saturdays, Sundays, public holidays and any weekday on which Typhoon Signal No.8 or higher is hoisted or a black rain storm warning is given in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.);

“Business IPR” means all Intellectual Property owned by or licensed to any of the Group Companies and used in connection with the business of the Group, including, without limitation, Business IT;

“Business IT” means all Information Technology owned by or licensed to any of the Group Companies used in connection with the business of the Group;

“Cash” means cash and cash equivalents as determined in accordance with the Accounting Policies;

“Claim” means any claim by the Purchaser against any of the Vendor or the Vendor Guarantors pursuant to this Agreement, whether in respect of breach of any of the Warranties, the Tax Covenant or any other provision of this Agreement, other than an Excluded Claim;

“Companies Ordinance” means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Company” means Perfect Profit International Limited, a company incorporated in the British Virgin Islands, further details of which are set out in Part A of Schedule 2;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to Clause 6;

“Completion Accounts” has the meaning set out in Clause 7.1;

“Completion Accounts Delivery Date” has the meaning set out in Clause 7.2.2;

“Completion Date” means the date of this Agreement (or such other date as may be agreed between the Parties in writing) on which the sale and purchase of the Sale Shares is completed;

“Completion Date Indebtedness” means the aggregate amount of Indebtedness of the Group outstanding as of 6:00 p.m. Hong Kong time on the Completion Date;

“Condition” means a condition set out in Clause 4.1 and “Conditions” means all those conditions;

“Confidential Information” has the meaning set out in Clause 11.2;

“Confidentiality Agreement” means the confidentiality agreement dated 20 September 2005 entered into between the Vendor and the Purchaser;

“Consideration” has the meaning set out in Clause 3.1;

“control” means the ability to control, whether directly or indirectly, (i) the composition of the board of directors (or equivalent) of such entity; or (ii) more than half of the voting power of such entity whether through the ownership of voting securities, by contract or otherwise;

“CY2005” means the calendar year ended 31 December 2005;

“CY2005 EBITDA” has the meaning set out in Clause 8.2.5(b);

“CY2005 Revenues” has the meaning set out in Clause 8.2.5(a);

“CY2006” means the calendar year ending 31 December 2006;

“CY2006 Accounts” has the meaning set out in Clause 8.2.1;

“CY2006 Audited Contingent Payment Delivery Date” has the meaning set out in Clause 8.2.3(b);

“CY2006 Audit Notice” has the meaning set out in Clause 8.2.3(b);

“CY2006 Contingent Payment” has the meaning set out in Clause 8.2.4;

“CY2006 Contingent Payment Delivery Date” has the meaning set out in Clause 8.2.2;

“CY2006 Contingent Payment Determination Date” means the date on which the CY2006 Contingent Payment Statement is finally determined pursuant to Clause 8.2;

“CY2006 Contingent Payment Statement” has the meaning set out in Clause 8.2.2;

“CY2006 EBITDA” has the meaning set out in Clause 8.2.4(b);

“CY2006 EBITDA Target” has the meaning set out in Clause 8.2.4(b);

“CY2006 Revenue Target” has the meaning set out in Clause 8.2.4(a);

“CY2006 Revenues” has the meaning set out in Clause 8.2.4(a);

“Data Room” means the data room established by the Vendor at Unit 21, The Executive Centre, 8/F Cambridge House, Taikoo Place, 979 King’s Road Island East, Hong Kong;

“Deductible” has the meaning set out in paragraph 2.2.2 of Schedule 4;

“Deduction” has the meaning set out in Clause 3.3.4(a);

“Disclosed Documents” has the meaning set out in paragraph 2.1 of the Disclosure Letter;

“Disclosure Letter” means the disclosure letter issued by the Vendor immediately before the signing of this Agreement relating to the Warranties;

“Disposal Payment” has the meaning set out in Clause 8.3.3;

“Disposal Payment Date” has the meaning set out in Clause 8.3.3;

“Dispute” has the meaning set out in Clause 16.3.1;

“Dispute Notice” has the meaning set out in Clause 7.2.3;

“Domain Names” means all of the Internet domain names of any level registered, owned or used by any of the Group Companies and used in connection with the business of the Group;

“Dr. Wong” means Dr. Kenneth Wong Kin Chiu;

“EBITDA” means the consolidated operating profits before interest, tax, depreciation and amortisation (other than amortisation of deferred development expenditure) of the Group or the Vendor Group (as applicable) as determined in a manner consistent with the Accounting Policies. For illustration purposes, the EBITDA of the Vendor Group for the financial year ended 30 April 2005 as determined from the Audited Accounts is HK$33.7 million;

“Employment Agreements” means the employment agreements to be entered into by IVRS (International) Limited with each of Mr. Cheung and Dr. Wong on Completion in the forms set out in Part A and B of Schedule 7 respectively;

“Encumbrance” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Escrow Account” means a separately designated interest-bearing deposit account with the Escrow Agent or the Hong Kong Escrow Agent (as applicable);

“Escrow Agent” means LaSalle Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, with its principal office in Chicago, Illinois;

“Escrow Agreement” has the meaning set out in Clause 6.2.1(j);

“Escrow Amount” means, as of a given date, the amount standing to the credit of the Escrow Account with the Escrow Agent or the Escrow Account with the Hong Kong Escrow Agent (as applicable) as of that date;

“Escrow Consideration” means US$4,000,000;

“Escrow Party” has the meaning set out in Clause 3.3.4;

“Escrow Release Date” means the date falling 1 year after the Completion Date;

“Estate Duty Ordinance” has the meaning set out in paragraph 5.9 of Schedule 3;

“Estimated Completion Date Indebtedness” has the meaning set out in Clause 7.2.1;

“Estimated Working Capital” has the meaning set out in Clause 7.2.1;

“Excluded Claim” means any claim by the Purchaser against any of the Vendor or the Vendor Guarantors in respect of any amounts which are agreed by the Vendor or finally determined under Clause 7.2.5 as being payable by the Vendor under Clause 7.2.6 or 7.2.7 or pursuant to Clause 11 (Confidentiality);

“Excluded Subsidiaries” means (i) Yukfield Investments Limited, a company incorporated in the British Virgin Islands; (ii) Veteran Investments Limited, a company incorporated in the British Virgin Islands and (iii) Chang Chun Future Power Networking Limited, a company incorporated in the People’s Republic of China wholly-owned by Veteran Investments Limited;

“Final Completion Date Indebtedness” has the meaning set out in Clause 7.1;

“Final Working Capital” has the meaning set out in Clause 7.1;

“Fundamental Warranties” has the meaning set out in paragraph 1.2 of Schedule 4;

“FY2005” means the financial year ended 30 April 2005;

“FY2005 EBITDA” has the meaning set out in Clause 8.1.4(b);

“FY2005 Revenues” has the meaning set out in Clause 8.1.4(a);

“FY2006” means the financial year ended 30 April 2006;

“FY2006 Audited Accounts” has the meaning set out in Clause 8.1.1;

“FY2006 Contingent Payment” has the meaning set out in Clause 8.1.3;

“FY2006 Contingent Payment Delivery Date” has the meaning set out in Clause 8.1.1;

“FY2006 Contingent Payment Determination Date” means the date on which the FY2006 Contingent Payment Statement is finally determined pursuant to Clause 8.1;

“FY2006 Contingent Payment Statement” has the meaning set out in Clause 8.1.1;

“FY2006 EBITDA” has the meaning set out in Clause 8.1.3(b);

“FY2006 EBITDA Target” has the meaning set out in Clause 8.1.3(b);

“FY2006 Revenue Target” has the meaning set out in Clause 8.1.3(a);

“FY2006 Revenues” has the meaning set out in Clause 8.1.3(a);

“Governmental Authorities” means any governments, courts, governmental, regulatory or official authorities, departments, agencies or bodies, whether in Hong Kong or in the relevant jurisdictions in which the Group Companies are incorporated or conduct business and “Governmental Authority” means any one of them;

“Group” means the Company and the Subsidiaries (other than the Excluded Subsidiaries) and “Group Company” means any one of them;

“Group Software” has the meaning set out in paragraph 7.15.2(c) of Schedule 3;

“HKIAC” means the Hong Kong International Arbitration Centre;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Escrow Agent” means HongKong and Shanghai Banking Corporation Limited, or such other bank in Hong Kong as may be agreed by the Purchaser and the Vendor;

“Hong Kong Escrow Agreement” means the escrow agreement to be entered into between the Purchaser, the Vendor and the Hong Kong Escrow Agent relating to the operation of the Escrow Account with the Hong Kong Escrow Agent;

“Hong Kong Escrow Transfer” has the meaning set out in Clause 3.3.2;

“Hutchison Agreement” has the meaning set out in Clause 9.10;

“Index” means the list of the Disclosed Documents set out in schedule 1 to the Disclosure Letter;

“Indebtedness” means, at a particular time, without duplication, (i) any outstanding indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, including, without limitation, bank loans and bank overdrafts, (ii) any outstanding indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any outstanding indebtedness for dividends declared but not paid, and the deferred purchase price of properties or services, (iv) any outstanding commitment by which a person assures a creditor against loss (including with respect to letters of credit), (v) any outstanding indebtedness guaranteed in any manner by a person, (vi) any outstanding obligations under capitalized leases and (vii) any accrued interest, penalties or prepayment fees related to the foregoing, but excluding any part or portion of which that are recognised as “current liabilities” under the Accounting Policies to the extent that such current liabilities are included in the calculation of Working Capital for the purposes of Clause 7;

“Indebtedness Deficiency” has the meaning set out in Clause 7.1;

“Indebtedness Surplus” has the meaning set out in Clause 7.1;

“Independent Advisor” has the meaning set out in Clause 7.2.3;

“Information Technology” means computer systems, communication systems, software (including, without limitation, all source code and object code versions thereof, in any and all form and media), hardware and documentation (including, without limitation, specifications, flowcharts, diagrams, business rules, data and database models and structures and compilation instructions) owned, used or licensed by or to any of the Group Companies;

“Initial Consideration” means (i) US$34,000,000, plus (ii) the amount (if any) by which Estimated Working Capital exceeds Base Working Capital, minus (iii) the amount (if any) by which Estimated Working Capital is less than Base Working Capital, minus (iv) Estimated Completion Date Indebtedness (if any);

“Intellectual Property” means (a) patents, trade marks, service marks, logos, trade names, Internet domain names, rights in design, inventions, copyright (including, without limitation, rights in computer software to both object and source code), moral rights, semi conductor topography rights, utility models, rights in know how, rights in trade secrets, proprietary information and other intellectual property rights, in each case whether registered or unregistered and including, without limitation, applications and rights to apply for registration which now or in the future may subsist anywhere in the world;

“Leased Properties” means the properties leased by the Group, details of which are set out in Schedule 5 and “Leased Property” means any one of them;

“Leases” means all leases, tenancies and licences relating to the Leased Properties and “Lease” means any one of them;

“Long Stop Date” means the date falling one month after the date of this Agreement or, if such date is not a Business Day, the immediately succeeding Business Day;

“Losses” means all losses, liabilities, claims, damages and costs suffered or incurred, including court costs and reasonable attorneys’ fees as well as amounts paid in settlement;

“Management Accounts” means the unaudited consolidated management accounts of the Vendor Group for the period commencing from the day immediately following the Accounts Date and ended on the Management Accounts Date as appended to the Disclosure Letter;

“Management Accounts Date” means 30 April 2006;

“Mr. Chan” means Peter CHAN Wing Tat;

“Mr. Cheung” means Raymond CHEUNG Yiu Wah;

“Notice” has the meaning set out in Clause 15.1;

“Parties” means the named parties to this Agreement and their respective successors, assigns and legal personal representatives and “Party” means any one of them;

“PDPO” has the meaning set out in paragraph 10.1 of Schedule 3;

“personal data” has the meaning set out in paragraph 10.1 of Schedule 3;

“Purchaser” has the meaning set out in the Recitals;

“Purchaser Guarantors” has the meaning set out in the Recitals;

“Purchaser’s Solicitors” means Baker & McKenzie of 14th Floor, Hutchison House, 10 Harcourt Road, Hong Kong;

“Registration Statement” has the meaning set out in Clause 14.14;

“Relevant Capacity” has the meaning set out in Clause 10.1;

“Relevant Purchaser Transaction” has the meaning set out in Clause 8.3.1(b);

“Relevant Transaction” has the meaning set out in Clause 8.3.1(a);

“Relevant Vendor Transaction” has the meaning set out in Clause 8.3.1(c);

“Representative” means, with respect to a particular person, any director, officer, employee, agent or adviser of such person;

“Restricted Business” has the meaning set out in Clause 10.1;

“Restricted Employee” has the meaning set out in Clause 10.1;

“Restricted Period” has the meaning set out in Clause 10.1;

“Restricted Person” has the meaning set out in Clause 11.3;

“Restricted Territory” has the meaning set out in Clause 10.1;

“Revenue” means the consolidated sales of the Group as shown in the CY2006 Accounts or the consolidated sales of the Vendor Group as shown in the FY2006 Audited Accounts (as the case may be);

“S-X Financial Statements” has the meaning set out in Clause 14.14;

“Sale Shares” means 1,000,000 Shares, comprising the entire issued and paid-up share capital of the Company;

“Schemes” has the meaning set out in paragraph 9.4.1 of Schedule 3;

“Shares” means ordinary shares of US$0.01 each in the share capital of the Company;

“Shareholders’ Agreement” means the shareholders’ agreement in relation to the Vendor dated 15 May 2002;

“Software” has the meaning set out in paragraph 7.15.2(a) of Schedule 3;

“Stamp Duty Ordinance” has the meaning set out in paragraph 5.8.2 of Schedule 3;

“Subsidiaries” means the subsidiaries of the Company other than the Excluded Subsidiaries, details of which are set out in Part B of Schedule 2;

“Tax” means all forms of tax whether direct or indirect and whether levied by reference to income, profits, gains, asset values or other reference and statutory, governmental or state impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and all penalties, charges, costs and interest relating thereto;

“Tax Claim” means a Claim relating to the Tax warranties set out in paragraph 5 of Schedule 3 or pursuant to the Tax Covenant;

“Tax Covenant” means the deed of tax covenant in the form set out in Schedule 6;

“third party” has the meaning set out in Clause 8.3.3;

“Third Party Software” has the meaning set out in paragraph 7.15.2(h) of Schedule 3;

“Transaction” means any transaction, circumstance, act, event or omission of whatever nature and includes, without limitation, any change in the residence of any person for the purposes of any Tax;

“Transaction Documents” means this Agreement, the Tax Covenant, the Disclosure Letter and the Escrow Agreement;

“US$” means United States dollars, the lawful currency of the United States of America;

“Vendor” has the meaning set out in the Recitals;

“Vendor Group” means the Vendor and its subsidiaries, including the Group and the Excluded Subsidiaries and “Vendor Group Company” means any one of them;

“Vendor Guarantor” has the meaning set out in the Recitals;

“Warranties” means the representations and warranties given pursuant to Clause 9 and Schedule 3 and “Warranty” means any one of them;

“Working Capital” means the working capital of the Group (on a consolidated basis) calculated by deducting the current liabilities of the Group (on a consolidated basis) from the current assets of the Group (on a consolidated basis) as of 6:00 p.m. in Hong Kong on the Completion Date; provided that (a) the current liabilities shall not include Tax liabilities, bank loans, bank overdrafts, dividends declared but not paid, and intercompany payables and (b) the current assets shall not include Tax recoverable, Tax prepayment, intercompany receivables, cash and bank balances (other than deposits held at banks to secure outstanding performance bonds or letters of credit issued by the Group);

“Working Capital Deficiency” has the meaning set out in Clause 7.1;

“Working Capital Determination Date” has the meaning set out in Clause 7.1;

“Working Capital Statement” has the meaning set out in Clause 7.2.2; and

“Working Capital Surplus” has the meaning set out in Clause 7.1.

1.2	Modification, etc. of Legislation

Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision PROVIDED that any liability of a Party under or arising from this Agreement shall in no circumstances be increased as a result of any such amendment, re-enactment or modification.

1.3	Clauses, Schedules, etc.

References in this Agreement to Clauses, Recitals, Schedules and Exhibits are to clauses in, and recitals, schedules and exhibits to, this Agreement (unless the context otherwise requires). The Recitals, Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

1.4	Headings

Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Subsidiary and Holding Company

In this Agreement, the expressions “subsidiary” and “holding company” shall have the same meanings as their respective definitions in the Companies Ordinance.

1.6	Persons

References to “persons” shall include individuals, bodies corporate, unincorporated associations, limited liability companies, cooperatives, associations, governmental authorities, bodies or entities or any department, agency or political subdivision thereof and partnerships (whether or not having separate legal personality).

1.7	Writing

References to “writing” or “written” shall include any methods of producing or reproducing words in a legible and non-transitory form but, for the avoidance of doubt, shall not include e-mail.

1.8	Gender

The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.9	Construction of Certain References

This Agreement may not be construed adversely to a Party only because that Party was responsible for preparing it.

1.10	Knowledge of the Vendor

Where any statement is to the effect that the Vendor is not aware of any matter or circumstance or is a statement qualified by the expression “so far as the Vendor is aware” or any similar expression, that statement (a) shall be deemed to refer to the knowledge of the Vendor Guarantors (in the case of the Vendor Guarantors that are individuals), the respective directors only of the Vendor and the Vendor Guarantors (in the case of the Vendor Guarantors that are bodies corporate), and Mr. Andrew Lau (Chief Financial Officer) and Mr. Kelvin Chan (Director of Technology) and (b) shall include a further statement that it has been made after due and careful enquiries.

1.11	Several Liability

Except where provision is specifically made to the contrary, all warranties, indemnities, covenants, agreements and obligations given or entered into by the Vendor Guarantors are given or entered into severally in the Agreed Proportions.

1.12	Business Day

Where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

1.13	Exchange Rate

Where any payment is to be made in this Agreement by reference to any HK$ amount, the HK$ amount shall be translated into US$ for the purposes of calculating the amounts payable by or to the Vendor and the Purchaser at the spot rate of exchange for conversion of HK$ into US$ quoted by The Hongkong and Shanghai Banking Corporation Limited as at 11:00 am on the Business Day before the date that the amount is payable.

2.	Sale and Purchase

2.1	Sale of Sale Shares

Subject to the terms and conditions of this Agreement, the Vendor shall sell, and the Purchaser shall purchase, the Sale Shares free from all Encumbrances and together with all rights attaching or accruing to them at Completion.

2.2	Consent

The Vendor and each of the Vendor Guarantors hereby consents to the sale and purchase of the Sale Shares hereunder, waives any and all rights over and in respect of the Sale Shares conferred by the Shareholders’ Agreement, the Articles of Association or other equivalent constitutional document of the Company or the Vendor or in any other way.

3.	Consideration

3.1	Calculation of Consideration

The consideration for the sale and purchase of the Sale Shares shall (subject to adjustment as expressly provided in Clause 7.2) be the cash sum of US$38,000,000, less the Completion Date Indebtedness (if any), plus the contingent payment (if any) payable under Clause 8 (as adjusted, the “Consideration”). All amounts payable to the Vendor under this Agreement shall be paid in US$ and, if appropriate, calculated at the Exchange Rate.

3.2	Initial Consideration

The Initial Consideration shall be payable to the account specified in Clause 14.13 on Completion in accordance with Clause 6.3.2.

3.3	Escrow Account

3.3.1	By way of security for the liability of the Vendor under Clause 9 and the Tax Covenant, the Purchaser shall at Completion pay the Escrow Consideration (being part of the Consideration) into an Escrow Account with the Escrow Agent, which account shall be free from any Encumbrance, set-off or counterclaim (other than as referred to in this Clause 3.3, Clause 7.2.10 and the Escrow Agreement).

3.3.2	The Vendor and the Purchaser shall use all commercially reasonable efforts to transfer the Escrow Amount standing to the credit of the Escrow Account with the Escrow Agent to an Escrow Account with the Hong Kong Escrow Agent within 1 month after Completion (such transfer, the “Hong Kong Escrow Transfer”), which account shall be free from any Encumbrance, set-off or counterclaim (other than as referred to in this Clause 3.3, Clause 7.2.10 and the Hong Kong Escrow Agreement). The Vendor shall bear all costs of, and arising in relation to, the Hong Kong Escrow Transfer.

3.3.3	Pending completion of the Hong Kong Escrow Transfer, the Escrow Account with the Escrow Agent shall be operated in accordance with the terms of the Escrow Agreement. Following the Hong Kong Escrow Transfer, the Escrow Account with the Hong Kong Escrow Agent shall be operated in accordance with the terms of the Hong Kong Escrow Agreement. The terms of the Hong Kong Escrow Agreement shall be identical in form and substance to the terms of the Escrow Agreement, save for such changes as may be necessary to reflect that (a) the Escrow Account shall be operated by the Hong Kong Escrow Agent, (b) the costs of operating the Escrow Account with the Hong Kong Escrow Agent shall be borne by the Vendor, (c) the governing law of the Hong Kong Escrow Agreement shall be the laws of Hong Kong and (d) any dispute, controversy or claim arising out of or relating to the Hong Kong Escrow Agreement shall be referred to and finally resolved by arbitration in accordance with the provisions of Clause 16, and such other changes as the Purchaser and Vendor may otherwise agree.

3.3.4	In the event that the Purchaser shall make any claim against the Vendor or any of the Vendor Guarantors (each an “Escrow Party”) under the terms of this Agreement or the Tax Covenant prior to the Escrow Release Date, the Purchaser may (at the Purchaser’s election) use the Escrow Amount to settle such amount in accordance with this Clause 3.3.4.

(a)	If the Purchaser wishes to use the Escrow Amount in settling any claim, the Purchaser shall notify the Escrow Party of a claim for deduction of the

Escrow Amount (each a “Deduction”) stating in reasonable detail the nature of the claim for Deduction and the amount claimed (detailing the Purchaser’s calculation of the payments to be made by the Escrow Party) (the “Amount Claimed”), provided that such amount shall not exceed the Purchaser’s good faith estimate of the amount of the related Loss or, if more than one such claim shall be made, the Purchaser’s good faith estimate of the amount of the related Losses.

(b)	The Amount Claimed shall not be paid out of the Escrow Amount to any Party other that in accordance with this Clause 3.3.4.

(c)	If the Escrow Party accepts liability in respect of a claim for Deduction and accepts the Amount Claimed or there is a final determination of the amount payable in respect of the claim for Deduction by an order, determination or award of any court, tribunal, arbitrator or expert, the amount so accepted or finally determined (in the latter case less any money previously paid pursuant to Clause 3.3.4(d) in respect of the claim for Deduction) shall be paid out of the Escrow Amount to the Purchaser forthwith to the account specified in Clause 14.12. The remainder of the Amount Claimed (if any) shall be paid out of the Escrow Amount to the Vendor to the account specified in Clause 14.13 on the date which is the later of (i) the date that payment is made to the Purchaser in respect of the claim for Deduction under this Clause 3.3.4(c) or (ii) the Escrow Release Date.

(d)	Without prejudice to Clause 3.3.4(c), if the Escrow Party accepts liability in respect of a claim for Deduction but accepts part only of the Amount Claimed, that part of the Amount Claimed which is accepted shall be paid out of the Escrow Amount to the Purchaser forthwith to the account specified in Clause 14.12.

3.3.5	The Escrow Amount (for the avoidance of doubt, including any accrued interest but excluding any Amount Claimed pending acceptance or final determination of such amount under Clause 3.3.4(c)) shall be paid out of the Escrow Account to the Vendor to the account specified in Clause 14.13 on the Escrow Release Date, in accordance with the terms of the Escrow Agreement or the Hong Kong Escrow Agreement (as applicable).

3.3.6	If the Vendor or the Purchaser is entitled to any payment from the Escrow Amount, the Vendor and the Purchaser shall within 5 Business Days commencing on the date on which the entitlement arises jointly instruct the Escrow Agent in writing to release the amount of such payment to the Vendor or the Purchaser, as the case may be. The Vendor and the Purchaser further agree that the Escrow Agent shall act only in accordance with the joint written instructions of the Vendor and the Purchaser or an order, determination or award of any court, tribunal, arbitrator or expert.

3.3.7	Interest accruing from time to time on the Escrow Amount shall be added to the Escrow Amount and shall form part of it for the purposes of this Clause 3.3.

3.3.8	The costs of operating the Escrow Account with the Escrow Agent shall be borne by the Purchaser. The costs of operating the Escrow Account with the Hong Kong Escrow Agent shall be borne by the Vendor.

3.3.9	Nothing in this Clause 3.3 shall be regarded as imposing any limit to the amount of any proper claims under this Agreement or the Tax Covenant by the Purchaser.

4.	Conditions

4.1	Conditions Precedent of the Parties

The obligation of the Parties to complete the sale and purchase of the Sales Shares contemplated hereby at the Completion is conditional upon the satisfaction of the following conditions as of the Completion Date:

4.1.1	Restructure: The following transactions having been effected:

(a)	Yukfield Investments Limited shall have transferred all of its right, title and interest in the issued shares in the capital of each of Interactive Technology (China) Limited and Interactive Technology Limited to Grand Joint Investments Limited;

(b)	the Company shall have transferred all its right, title and interest in the issued shares in the capital of Yukfield Investments Limited to a person that is not a Group Company,

(c)	Interactive Technology Applications Limited shall have transferred all of its right, title and interest in the issued shares in the capital of Veteran Investments Limited held by it to Yukfield Investments Limited; and

(d)	Yukfield Investments Limited shall have transferred all of its right, title and interest in the issued shares in the capital of Interactive Technology Applications Limited to Grand Joint Investments Limited;

in each with effect on or before Completion and on the terms and conditions of the agreements in the forms set out in Exhibit A; and

4.1.2	Determination on Initial Consideration. The calculation and determination of Estimated Working Capital, Estimated Completion Date Indebtedness and the Initial Consideration in accordance with Clause 7.2.1.

4.2	Responsibility for Satisfaction

4.2.1	The Vendor and the Vendor Guarantors shall use all reasonable endeavours to procure the satisfaction of the Conditions set out in Clause 4.1, as soon as practicable after the date of this Agreement.

4.2.2	The Vendor shall pay all costs (including, without limitation, any Taxes) sustained, incurred or suffered by any Group Company in connection with or otherwise relating to the transactions contemplated in Clause 4.1.1 and shall indemnify and hold harmless each of the Group Companies, the Purchaser and its Affiliates and their respective successors and assigns, from and against any and all Losses that they may sustain, incur or suffer as a result of or arising therefrom.

4.2.3	Following Completion, the Vendor agrees that it shall provide such assistance as may be reasonably requested by the Purchaser to enable the Purchaser to obtain the consent to the sale and purchase of the Sale Shares under this Agreement of any third parties under any agreements to which any Group Company is a party or by which it is otherwise bound, in each case on terms reasonably satisfactory to Purchaser.

4.3	Non-Satisfaction or Waiver

4.3.1	The Parties may by mutual agreement in writing at any time waive in whole or in part and conditionally or unconditionally any of the Conditions set out in Clause 4.1.2.

4.3.2	The Party responsible to endeavour to procure the satisfaction of a Condition shall give notice to the other Parties of the satisfaction of such Condition within two Business Days of the satisfaction of such Condition.

4.3.3	If the Conditions are not satisfied or waived on or before the Long Stop Date (or such other date as may be agreed between the Parties in writing), this Agreement shall lapse, provided however that (a) Clauses 1, 11, 13, 14, 15 and 16 shall continue in force following the lapse of this Agreement and (b) the lapse of this Agreement shall be without prejudice to the rights and liabilities of each Party accrued prior to such lapse.

5.	Actions Pending Completion

5.1	Vendor’s General Obligations

The Vendor shall procure that pending Completion:

5.1.1	each Group Company shall carry on its business only in the ordinary and usual way consistent with past practices so as to maintain that business as a going concern;

5.1.2	each Group Company shall conduct its business in compliance with all material applicable legal and regulatory requirements in the relevant jurisdictions in which it conducts its business or otherwise subject to;

5.1.3	the Purchaser and its Representatives shall, upon reasonable notice, be allowed access to the books and records of each Group Company, including, without limitation, the statutory books and records, leases, licences, contracts, details of receivables, Tax records and customer and supplier lists in the possession or control of any Group Company provided that the Purchaser gives the Vendor reasonable advance notice of such contact and provides Vendor a reasonable opportunity to participate in any such contact;

5.1.4	other than disposals of inventory and products of the Group in the ordinary course of its business and the disposal of all of the issued shares in the capital of the Excluded Subsidiaries contemplated by this Agreement, each Group Company shall take all reasonable steps to preserve its assets and, in particular, to maintain in force all insurance policies of each Group Company (including those described in the Disclosure Letter); and

5.1.5	each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

5.2	Restrictions on the Vendor

Without prejudice to the generality of Clause 5.1, during the period between the date of this Agreement and Completion, the Vendor shall procure that each Group Company shall not, except as may be required to give effect to and comply with this Agreement, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

5.2.1	enter into any contract or incur any commitment involving any capital expenditure as determined in a manner consistent with the Audited Accounts (a) in excess of US$200,000 individually or (b) in excess of US$500,000 in the aggregate for the intervening period of two months between the date of this Agreement and Completion and if the period between the date of this Agreement and Completion shall be greater than a period of two months, the aggregate amount shall be increased proportionately;

5.2.2	enter into or amend the terms and conditions of any contract otherwise than in the ordinary and usual course of business;

5.2.3	incur any commitment which is not capable of being terminated without compensation at any time within three months’ notice or less or which is not in the ordinary and usual course of business or which involves or may involve total annual expenditure in excess of US$200,000;

5.2.4	incur any borrowings or incur any Indebtedness in excess of US$300,000 in the aggregate for the intervening period of two months between the date of this Agreement and Completion, otherwise than in the ordinary and usual course of business, and if the period between the date of this Agreement and Completion shall be greater than a period of two months, the aggregate amount shall be increased proportionately;

5.2.5	save as required by law, make any amendment to the terms and conditions of employment (other than amendments as to the terms and conditions or adjustments to the remuneration as to salary, commission or bonus that are consistent with the existing or past practice of the Group for persons who are not executives, directors or key employees of any Group Company) of any employee, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependant (for the avoidance of doubt, any agreement reached between any of the Vendor and any of the employees of the Group as to any gratuitous payment or provision of any benefit shall be excluded for the purposes of this Clause 5.2.5);

5.2.6	save as required under this Agreement, acquire or agree to acquire or dispose of or agree to dispose of any asset (whether by merger or otherwise), otherwise than in the ordinary and usual course of business;

5.2.7	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any additional Encumbrance over any of the relevant Group Company’s assets or undertakings other than guarantees, indemnities or other agreements entered into by a Group Company in the ordinary course of business to secure an obligation of another Group Company;

5.2.8	amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant insurance policy or settle any such claim below the amount claimed;

5.2.9	allot, transfer, issue, redeem or repurchase any share or loan capital (or option to subscribe for the same) of any Group Company;

5.2.10	acquire or agree to acquire any share, shares or loan capital in any person;

5.2.11	save for the payment of the aggregate amount of up to US$1,500,000 representing declared but unpaid dividends of the Company in respect of the financial year ended 30 April 2006, declare, make or pay any dividend or other distribution to shareholders;

5.2.12	make any change to the relevant Group Company’s accounting practices or policies or amend the relevant Group Company’s memorandum or articles of association or equivalent constitutional documents;

5.2.13	save for the payment of an amount not exceeding US$15,000 for the purposes of or in connection with the settlement of claims brought by Mr. Douglas Wang against the Group and the payment of an amount not exceeding US$10,000 for the purposes of or in connection with the settlement of claims brought by Mozamir Shahril Bin Mohd Mokhtar against the Group, each in relation to employment disputes with such persons, commence any litigation or arbitration proceedings or comprise or settle any litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings;

5.2.14	save for any discount(s) or volume purchase rebate(s) to be provided to customers or prospective customers of the Group that is or are consistent with the existing or past practices of the Group, release, discharge or compound any liability or claim;

5.2.15	take any action that would result in the breach of any Warranty; or

5.2.16	agree or commit to do any of the foregoing.

6.	Completion

6.1	Date and Place

Completion shall take place at 6:00 p.m. (Hong Kong time) on the Completion Date at the offices of the Purchaser’s Solicitors (or such other time and place as the Purchaser and the Vendor may agree in writing) when all (but not some only) of the events described in this Clause 6 shall occur.

6.2.	Vendor’s Obligations

At Completion, the Vendor shall:

6.2.1	deliver to the Purchaser:

(a)	such instruments of transfer in respect of the Sale Shares, duly executed by the registered holders thereof in favour of the Purchaser (or its nominee) in form and substance reasonably acceptable to Purchaser, together with the relative share certificates;

(b)	the written resignations of each of the directors and the secretary of each Group Company from his office as a director or secretary (as the case may be) to take effect on the Completion Date, with an acknowledgement signed by each of them to the effect that he has no claim against the relevant Group Company in each case, in form and substance reasonably acceptable to Purchaser;

(c)	(for the Purchaser itself and as agent for each relevant Group Company) the certificate of incorporation, the current business registration certificate, common seal and all statutory and other books and records of the Company and of each other Group Company incorporated in Hong Kong or the British Virgin Islands;

(d)	the Tax Covenant duly executed by the covenantors named therein;

(e)	the Employment Agreements duly executed by each of Mr. Cheung and Dr. Wong and IVRS (International) Limited, and the written resignation of Dr. Wong as employee of the Vendor and of any other Group Company with effect from the Completion Date;

(f)	(if required by the Purchaser) irrevocable powers of attorney (in such form as the Purchaser may require) executed by each of the registered holders of the Sale Shares in favour of the Purchaser to enable the Purchaser (pending the registration of the relevant instruments of transfer) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose;

(g)	a copy of the resolutions of the board of directors of Vendor authorising the execution of, and the performance by Vendor of its obligations under, this Agreement and the other Transaction Documents to which Vendor is a party, certified as a true copy by a director or the secretary of Vendor;

(h)	a copy of the resolutions of the board of directors of each Vendor Guarantor (which is an entity) authorising the execution of, and the performance by such Vendor Guarantor of its obligations under, this Agreement and the other Transaction Documents to which such Vendor Guarantor is a party, certified as a true copy by a director or the secretary of such Vendor Guarantor;

(i)	bank statements or other written evidence from the relevant banks of the Group’s holdings as at a time no earlier than 24 hours prior to the time of Completion of an amount of cash of not less than HK$6 million in readily available funds;

(j)	the Escrow Agreement in the form and substance as set out in Exhibit B (the “Escrow Agreement”) duly executed by Vendor; and

(k)	copies of all source and object code versions of Group Software (to be delivered on a storage device or other medium approved by the Purchaser);

6.2.2	procure the passing of resolutions of the board of directors of each Group Company, inter alia:

(a)	(in the case of the Company only) approving the registration of the share transfers referred to in Clause 6.2.1(a);

(b)	accepting the resignations referred to in Clause 6.2.1(b);

(c)	appointing such persons (within the maximum number permitted by the Articles of Association or equivalent constitutional documents of the relevant Group Company) as the Purchaser may nominate as directors and secretary of each Group Company, such appointments to take effect on the Completion Date;

(d)	(if required by the Purchaser) revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate to such accounts;

(e)	approving the execution and performance of the Tax Covenant and the other Transaction Documents, as applicable; and

(f)	(in the case of IVRS (International) Limited only) approving the execution of the Employment Agreements,

and shall deliver to the Purchaser a copy of such board resolutions, certified as a true copy by a director or the secretary of the relevant Group Company.

6.3	Purchaser’s Obligations

Against compliance by the Vendor of the provisions of Clause 6.2, at Completion, the Purchaser shall:

6.3.1	deliver to the Vendor:

(a)	the Tax Covenant, duly executed by the Purchaser;

(b)	a copy of the resolutions of the board of directors of the Purchaser authorising the execution of, and the performance by the Purchaser of its obligations under, this Agreement and the other Transaction Documents to which the Purchaser is a party, certified as a true copy by a director or the secretary of the Purchaser;

(c)	a copy of the resolutions of the board of directors of the Purchaser Guarantor authorising the execution of, and the performance by the Purchaser Guarantor of its obligations under this Agreement and the other Transaction Documents to which the Purchaser Guarantor is a party, certified as a true copy by a director or the secretary of the Purchaser Guarantor;

6.3.2	pay the Initial Consideration in US$ by cashier’s order to the Vendor; and

6.3.3	pay the Escrow Consideration into the Escrow Account in immediately available funds by transfer of funds for same day value to the Escrow Account and deliver to the Vendor a counterpart of the Escrow Agreement duly executed by the Purchaser and the Escrow Agreement, together with written confirmation from the Escrow Agent of the receipt of the Escrow Amount.

6.4	Right to Terminate

If the foregoing provisions of this Clause 6 are not fully complied with (and in the case of Clauses 6.2.1(c) and (k), not complied with in all material respects) by any Parties by or on the date set for Completion, the Party not in default shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including, without limitation, the right to claim damages) by written notice to the Party in default served on such date to:

6.4.1	effect Completion so far as practicable having regard to the defaults which have occurred; or

6.4.2 (a)	fix a new date for Completion (being a date no later than twenty Business Days after the agreed date for Completion), in which case the foregoing provisions of this Clause 6.4 shall apply to Completion as so deferred; and

(b)	if Completion does not take place on the date for Completion deferred pursuant to Clause 6.4.2(a), elect to terminate this Agreement, whereupon all rights and obligations of the Parties shall cease to have effect, provided however that (i) Clauses 1, 11, 13, 14, 15 and 16 shall continue in force following the termination of this Agreement and (ii) the termination of this Agreement shall be without prejudice to the rights and liabilities of each Party accrued prior to such termination.

6.5	Obligations Post-Completion

6.5.1	Against compliance by the Vendor of the provisions of Clause 6.2, immediately following Completion, the Purchaser shall deliver to the Vendor a copy of the letter of acknowledgement by the Company regarding the implementation by the Vendor of an earn out bonus scheme for the benefit of certain members of the senior management of the Group in the substance and form as set out in Exhibit F duly executed by the Company.

6.5.2	As soon as practicable (and in any case no later than 3 Business Days) after Completion, the Vendor shall deliver to the Purchaser (for the Purchaser itself and as agent for each relevant Group Company) the certificate of incorporation, the current business registration certificate, common seal and all statutory and other books and records of each Group Company incorporated outside Hong Kong or the British Virgin Islands.

6.5.3	The Vendor agrees that, following Completion, all rights in the name “Interactive Technology” and any similar name or names shall belong exclusively to the Group, and that the Vendor shall not have any rights or interest in respect of that name. As soon as practicable (and in any case no later than 20 Business Days) after Completion, the Vendor shall (at the cost and expense of the Purchaser, up to a maximum amount of US$2,500) change its name to a name that does not include the name “Interactive Technology” or any similar name or names and shall deliver a copy of the resolutions of the Vendor effecting such change and a copy of the certificate of incorporation on change of name of the Vendor as evidence of such change, in each case certified as a true copy by a director or the secretary of the Vendor.

7.	Working Capital Adjustment and Indebtedness

7.1	Definitions

For the purposes of this Clause 7, the following words and expressions shall have the following meanings:

“Base Working Capital” means HK$82.4 million;

“Completion Accounts” means the consolidated accounts of the Group for the period from the Accounts Date to the Completion Date prepared from the FY2006 Audited Accounts for the period from the Accounts Date to 30 April 2006 and the unaudited consolidated management accounts of the Group for the period from 1 May 2006 to the Completion Date and in accordance with the Accounting Policies;

“Final Completion Date Indebtedness” means the Completion Date Indebtedness as ultimately determined in accordance with Clause 7.2;

“Final Working Capital” means the Working Capital as ultimately determined in accordance with Clause 7.2;

“Indebtedness Deficiency” means the amount, if any, by which Final Completion Date Indebtedness is in excess of Estimated Completion Date Indebtedness;

“Indebtedness Surplus” means the amount, if any, by which Final Completion Date Indebtedness is less than Estimated Completion Date Indebtedness;

“Working Capital Deficiency” means the amount, if any, by which the Final Working Capital is less than the Estimated Working Capital;

“Working Capital Determination Date” means the date on which the Working Capital Statement (or part thereof, as applicable) is agreed by the Vendor and the Purchaser or, if disputed, finally determined pursuant to Clause 7.2; and

“Working Capital Surplus” means the amount, if any, by which the Final Working Capital exceeds the Estimated Working Capital.

7.2	Working Capital Adjustment and Indebtedness

7.2.1	Not less than 2 Business Days prior to the Completion Date, the Vendor shall deliver to the Purchaser the Vendor’s good faith estimate of (i) the consolidated Working Capital (the “Estimated Working Capital”), (ii) the aggregate amount of Completion Date Indebtedness (the “Estimated Completion Date Indebtedness”), and (iii) the Initial Consideration, in each case including the calculation thereof in reasonable detail determined by reference to the Management Accounts, and taking into account the Vendor’s good faith estimate of the amounts of bank overdrafts, bank loans and dividends payable which are expected to be incurred and/or repaid by the Group in the period after the Management Accounts Date and before Completion.

7.2.2	As soon as practicable following the date of issue of the FY2006 Accounts (but in no event more than 60 days following such date) (the “Completion Accounts Delivery Date”), the Purchaser shall prepare and deliver to the Vendor the Completion Accounts and its calculation of the Final Working Capital and Completion Date Indebtedness (the “Working Capital Statement”), which shall be prepared in accordance with Accounting Policies and the definitions herein and shall be in the form attached as Exhibit C.

7.2.3	The Vendor and its accountants shall be entitled to reasonable access during normal business hours to the relevant books, records and working papers of the Group in order to aid in their review of the Working Capital Statement. The Working Capital Statement shall (subject to Clause 7.2.5) be subject to the approval of the Vendor and the Vendor shall have the right to dispute any item of the Working Capital Statement by delivering, within 20 Business Days after the Working Capital Statement, to the Purchaser, a written notice to the Purchaser (a “Dispute Notice”) stating each and every item to which the Vendor disputes, specifying in reasonable detail the nature and extent of any such dispute. If the Vendor does not deliver a Dispute Notice within that 20 Business Day period, the Working Capital Statement shall be deemed to be accepted by the Vendor and shall be conclusive for the purposes of the adjustment described in this Clause 7.2. If a change proposed by the Vendor is disputed by the Purchaser, the Purchaser shall notify the Vendor of such dispute within 20 Business Days of receiving the Vendor’s notice, following which the Vendor and the Purchaser shall negotiate in good faith to attempt to resolve all issues in dispute. If the Vendor and the Purchaser are unable to resolve any issue in dispute within 15 Business Days of the Vendor receiving the Purchaser’s dispute notice, the remaining issues in dispute shall be submitted to an independent valuation or consulting firm with experience resolving the types of disputes that may arise under this Clause 7.2 (the “Independent Advisor”) nominated by agreement between the Vendor and the Purchaser, or, in default of such agreement, by the President for the time being of the Hong Kong Institute of Certified Public Accountants for resolution.

7.2.4	If issues in dispute are submitted to the Independent Advisor for resolution, the Vendor and the Purchaser shall furnish to the Independent Advisor such work papers and other documents and information relating to the disputed issues as the Independent Advisor may request and are available to the relevant Party or its accountants and the Vendor and the Purchaser will be afforded the opportunity to present to the Independent Advisor any material relating to the determination and to discuss the determination with the Independent Advisors. The Independent Advisor shall be requested to give his decision as to the issues that are disputed with written reasons within 60 days of the appointment of the Independent Advisor.

7.2.5

The Independent Advisor shall act as an arbitrator to make a determination with respect to the issues that are disputed by the Vendor and the Purchaser, based upon the materials from, and presentations of, the Vendor and the Purchaser, and the Independent Advisor’s determination in respect of any issue in dispute shall be within the ranges proposed by the Vendor and the Purchaser (that is, the Independent Advisor’s determination shall not be higher or lower that the respective highest or lowest amount proposed by either the Purchaser or the Vendor). Save in the case of fraud or manifest errors, the decision of the Independent Advisor shall be final and binding and shall be in accordance with the foregoing provisions of this Clause 7.2. The fees and expenses of the Independent Advisor shall be paid as to one-half by the Vendor and as to one-half by the Purchaser.

7.2.6	In the event that there is a Working Capital Deficiency, an aggregate amount representing the Working Capital Deficiency shall be paid by the Vendor to the Purchaser no later than ten Business Days following the Working Capital Determination Date.

7.2.7	In the event that there is an Indebtedness Deficiency, an aggregate amount representing the Indebtedness Deficiency shall be paid by the Vendor to the Purchaser no later than ten Business Days following the Working Capital Determination Date.

7.2.8	In the event that there is a Working Capital Surplus, an aggregate amount representing the Working Capital Surplus shall be paid by the Purchaser to the Vendor no later than ten Business Days following the Working Capital Determination Date.

7.2.9	In the event that there is an Indebtedness Surplus, an aggregate amount representing the Indebtedness Surplus shall be paid by the Purchaser to the Vendor no later than ten Business Days following the Working Capital Determination Date.

7.2.10	All amounts payable pursuant to Clauses 7.2.6, 7.2.7, 7.2.8 or 7.2.9 shall be paid in US$ in immediately available funds by transfer of funds for same day value to, (i) in the case of amounts payable to the Purchaser, to the account specified in Clause 14.12 and (ii) in the case of amounts payable to the Vendor, to the account specified in Clause 14.13. If an amount payable by the Vendor (if any) pursuant to Clauses 7.2.6 or 7.2.7 is not paid by the date due for payment, the Purchaser shall have the right (in the Purchaser’s complete discretion) to collect any amounts owed to the Purchaser by the Vendor pursuant to this Clause 7.2 from the Escrow Account (and for the avoidance of doubt, the date due for payment shall be the date falling ten Business Days after the Working Capital Statement is agreed by the Vendor and the Purchaser or, if disputed, finally determined by the Independent Advisor absent fraud or manifest error, and in the event of fraud or manifest error, after final determination of the matter).

7.3	Minimum Cash Balance

The Vendor shall procure that at Completion the Group shall hold an amount of cash of not less than HK$6 million in readily available funds.

8.	Contingent Payments

8.1	Contingent Payment for FY2006

8.1.1	As soon as practicable following the end of FY2006, the Vendor shall prepare and issue the audited consolidated accounts of the Vendor Group for FY2006, which shall be prepared in accordance with the Accounting Policies and the definitions herein (the “FY2006 Audited Accounts”). The Vendor shall procure that the Company shall use commercially reasonable efforts to cause the FY2006 Audited Accounts to be issued by no later than 180 days after the Completion Date. The Vendor and its accountants (including its auditors) shall be entitled to reasonable access during normal business hours to the relevant books, records and working papers of the Group, and the Purchaser shall (and shall procure that each Group Company shall) use all reasonable efforts to provide such assistance as may be reasonably requested by the Vendor (including using all commercially reasonable efforts to make available the same personnel as were utilised by the Vendor in commencing preparation of the FY2006 Audited Accounts in the period before Completion), in order to aid in their preparation and issue of the FY2006 Audited Accounts and to permit the auditors to conduct an audit of the FY2006 Accounts. The costs relating to the audit of the FY2006 Audited Accounts under this Clause 8.1.1 (including, without limitation, the fees and expenses of the auditors) shall be paid by the Company. As soon as practicable following the date of issue of the FY2006 Audited Accounts (but in no event more than 20 Business Days after the issue of such accounts) (the “FY2006 Contingent Payment Delivery Date”), the Purchaser shall prepare and deliver to the Vendor a statement setting out its calculation of the Revenues and the EBITDA of the Vendor Group for FY2006 (the “FY2006 Contingent Payment Statement”), as determined from the FY2006 Audited Accounts in the form attached as Exhibit D. The Purchaser and its accountants shall be entitled to reasonable access during normal business hours to the relevant books, records and working papers of the Vendor Group used in preparation of the FY2006 Audited Accounts in order to aid in the Purchaser’s preparation of the FY2006 Contingent Payment Statement.

8.1.2	The Vendor and its accountants shall be entitled to reasonable access during normal business hours to the relevant books, records and working papers of the Group used in preparation of the FY2006 Audited Accounts and FY2006 Contingent Payment Statement in order to aid in their review of the FY2006 Contingent Payment Statement. The FY2006 Contingent Payment Statement shall (subject to Clause 7.2.5, as applicable to this Clause 8.1.2) be subject to the approval by the Vendor and the Vendor shall have the right to dispute any item of the FY2006 Contingent Payment Statement by delivering within 20 Business Days after the FY2006 Contingent Payment Delivery Date, a written notice to the Purchaser stating each and every item to which the Vendor disputes, specifying in reasonable detail the nature and extent of any such dispute. If the Vendor does not deliver a notice of dispute within that 20 Business Day period, the FY2006 Contingent Payment Statement shall be deemed to be accepted by the Vendor and shall be conclusive for the purposes of this Clause 8.1. If a change proposed by the Vendor is disputed by the Purchaser, the Purchaser shall notify the Vendor of such dispute within 20 Business Days of receiving the Vendor’s notice, following which the Vendor and the Purchaser shall meet and negotiate in good faith to attempt to resolve all issues in dispute. If the Vendor and the Purchaser are unable to resolve any issue in dispute within 15 Business Days of the Vendor receiving the Purchaser’s dispute notice, the remaining issues in dispute shall be submitted to the Independent Advisor for resolution and the provisions of Clauses 7.2.4 and 7.2.5 shall apply mutatis mutandis.

8.1.3	In the event:

(a)	the Revenues of the Vendor Group for FY2006 as set out in the final FY2006 Contingent Payment Statement as determined in accordance with this Clause 8.1 (the “FY2006 Revenues”) is equal to or exceeds HK$188,000,000 (the “FY2006 Revenue Target”); and

(b)	the EBITDA of the Vendor Group for FY2006 as set out in the final FY2006 Contingent Payment Statement as determined in accordance with this Clause 8.1 (the “FY2006 EBITDA”) is equal to or exceeds HK$46,000,000 (the “FY2006 EBITDA Target”), the Purchaser shall pay (subject to Clause 8.4) an amount equal to US$2,000,000 (the “FY2006 Contingent Payment”) to the Vendor no later than 2 Business

Days following the FY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13.

8.1.4	In the event the Revenues and the EBITDA of the Vendor Group for FY2006 do not equal to or exceed the FY2006 Revenue Target and the FY2006 EBITDA Target but:

(a)	the FY2006 Revenues exceed HK$149,700,000 (the “FY2005 Revenues”); and

(b)	the FY2006 EBITDA exceeds HK$33,700,000 (the “FY2005 EBITDA”),

the Purchaser shall pay (subject to Clause 8.4) to the Vendor no later than 2 Business Days following the FY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13 the following amounts: (i) (A) US$1,000,000, multiplied by (B) a fraction, the numerator of which is (x) FY2006 Revenues, minus (y) FY2005 Revenues and the denominator of which is HK$38,300,000 and (ii) (A) US$1,000,000, multiplied by (B) a fraction, the numerator of which is (x) FY2006 EBITDA, minus (y) FY2005 EBITDA and the denominator of which is HK$12,300,000.

8.1.5	In the event that:

(a)	the FY2006 Revenues is equal to or exceeds FY2006 Revenue Target; and

(b)	the FY2006 EBITDA does not equal to or exceed the FY2006 EBITDA Target but exceeds the FY2005 EBITDA,

the Purchaser shall pay (subject to Clause 8.4) to the Vendor no later than 2 Business Days following the FY2006 Contingent Payment Determination Date in immediately available funds for same day value to the account specified in Clause 14.13 the following amounts: (i) US$1,000,000 and (ii) (A) US$1,000,000, multiplied by (B) a fraction, the numerator of which is (x) FY2006 EBITDA minus (y) FY2005 EBITDA and the denominator of which is HK$12,300,000.

8.1.6	In the event that:

(a)	the FY2006 Revenues does not equal to or exceed FY2006 Revenue Target but exceeds the FY2005 Revenues; and

(b)	the FY2006 EBITDA is equal to or exceeds FY2006 EBITDA Target,

the Purchaser shall pay (subject to Clause 8.4) to the Vendor no later than 2 Business Days following the FY2006 Contingent Payment Determination Date in immediately available funds for same day value to the account specified in Clause 14.13 the following amounts: (i) US$1,000,000 and (ii) (A) US$1,000,000, multiplied by (B) a fraction, the numerator of which is (x) FY2006 Revenues minus (y) FY2005 Revenues and the denominator of which is HK$38,300,000.

8.2	Contingent Payment for CY2006

8.2.1	The Purchaser shall procure that the Company shall prepare the unaudited consolidated accounts of the Group for CY2006 (the “CY2006 Accounts”), which shall be prepared from the FY2006 Audited Accounts for the period from 1 January 2006 to 30 April 2006 and the unaudited consolidated management accounts of the Group for the period from 1 May 2006 to 31 December 2006 and shall be in accordance with the Accounting Policies and the definitions herein as soon as practicable following the end of CY2006. The Purchaser shall procure that the Company shall use commercially reasonable efforts to prepare the CY2006 Accounts by no later than 90 days after the end of CY2006.

8.2.2	As soon as practicable following the preparation by the Company of the CY2006 Accounts (but in no event more than 20 Business Days after the preparation of such accounts) (the “CY2006 Contingent Payment Delivery Date”), the Purchaser shall prepare and deliver to the Vendor a statement setting out its calculation of the Revenues and the EBITDA of the Group for CY2006 and, if a Relevant Transaction occurs in respect of CY2006, as adjusted in accordance with Clause 8.3.3 (the “CY2006 Contingent Payment Statement”), as determined from the CY2006 Accounts in the form attached as Exhibit E.

8.2.3 (a)	The Vendor and its accountants shall be entitled to reasonable access during normal business hours to the relevant books, records and working papers of the Group used in the preparation of the CY2006 Accounts and the CY2006 Contingent Payment Statement in order to aid in their review of the CY2006 Contingent Payment Statement.

(b)	The Vendor shall have the right to require by written notice (“CY2006 Audit Notice”) delivered to the Purchaser within 20 Business Days after the CY2006 Contingent Payment Delivery Date that the CY2006

Accounts be audited by the same firm of auditors which shall have audited the FY2006 Audited Accounts. If the Vendor does not deliver a CY2006 Audit Notice within that 20 Business Day period, the Vendor’s right to require the auditors of the Company to conduct an audit of the CY2006 Accounts under this Clause 8.2.3(b) shall lapse forthwith. If the Vendor delivers a CY2006 Audit Notice within that 20 Business Day period, the Purchaser shall procure that the Company shall use commercially reasonable efforts to cause the CY2006 Accounts to be audited and the audited CY2006 Accounts to be issued by no later than 180 days after the date of delivery of the CY2006 Audit Notice. The costs relating to the audit of the CY2006 Accounts under this Clause 8.2.3(b) (including, without limitation, the fees and expenses of the auditors) shall be paid as to one-half by the Vendor and as to one-half by the Purchaser. As soon as practicable following the date of issue of the audited CY2006 Accounts (but in no event more than 20 Business Days after the issue of such accounts) (the “CY2006 Audited Contingent Payment Delivery Date”), the Purchaser shall prepare and deliver to the Vendor a revised CY2006 Contingent Payment Statement based on the audited CY2006 Accounts in the form attached as Exhibit E.

(c)	The CY2006 Contingent Payment Statement or the revised Contingent Payment Statement (if an audit is requested by the Vendor under Clause 8.2.3(b)) shall (subject to Clause 7.2.5, as applicable to this Clause 8.2.3) be subject to the approval by the Vendor and the Vendor shall have the right to dispute any item of the CY2006 Contingent Payment Statement by delivering within 20 Business Days after the CY2006 Contingent Payment Delivery Date (if the Vendor has not delivered a CY2006 Audit Notice within the 20 Business Day period referred to in Clause 8.2.3(b)) or within 20 Business Days after the CY2006 Audited Contingent Payment Delivery Date (if the CY2006 Accounts have been audited under Clause 8.2.3(b)), a written notice to the Purchaser stating each and every item to which the Vendor disputes, specifying in reasonable detail the nature and extent of any such dispute. If the Vendor does not deliver a notice of dispute within the relevant 20 Business Day period, the CY2006 Contingent Payment Statement (as revised under Clause 8.2.3(b), if applicable) shall be deemed to be accepted by the Vendor and shall be conclusive for the purposes of this Clause 8.2. If a change proposed by the Vendor is disputed by the Purchaser, the Purchaser shall notify the Vendor of such dispute within

20 Business Days of receiving the Vendor’s notice, following which the Vendor and the Purchaser shall meet and negotiate in good faith to attempt to resolve all issues in dispute. If the Vendor and the Purchaser are unable to resolve any issue in dispute within 15 Business Days of the Vendor receiving the Purchaser’s dispute notice, the remaining issues in dispute shall be submitted to the Independent Advisors for resolution and the provisions of Clauses 7.2.4 and 7.2.5 shall apply mutatis mutandis.

8.2.4	In the event:

(a)	the Revenues of the Group for CY2006 as set out in the final CY2006 Contingent Payment Statement as determined in accordance with this Clause 8.2 (“CY2006 Revenues”) is equal to or exceeds HK$197,800,000 (the “CY2006 Revenue Target”); and

(b)	the EBITDA of the Group for CY2006 as set out in the final CY2006 Contingent Payment Statement as determined in accordance with this Clause 8.2 (“CY2006 EBITDA”) is equal to or exceeds HK$45,000,000 (the “CY2006 EBITDA Target”), the Purchaser shall pay (subject to Clause 8.4) an amount equal to US$5,000,000 (the “CY2006 Contingent Payment”) to the Vendor no later than 2 Business Days following the CY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13.

8.2.5	In the event the Revenues and the EBITDA of the Group for CY2006 do not equal to or exceed the CY2006 Revenue Target and the CY2006 EBITDA Target but:

(a)	the CY2006 Revenues exceed HK$168,200,000 (the “CY2005 Revenues”); and

(b)	the CY2006 EBITDA exceeds HK$40,300,000 (the “CY2005 EBITDA”),

the Purchaser shall pay (subject to Clause 8.4) to the Vendor no later than 2 Business Days following the CY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13 the following amounts: (i) (A) US$2,500,000, multiplied by (B) a fraction, the numerator of which is (w) CY2006 Revenues, minus (x) CY2005 Revenues and the denominator of which is (y) CY2006 Revenue Target, minus (z) CY2005 Revenues and (ii) (A) US$2,500,000, multiplied by (B) a fraction, the numerator of which is (w) CY2006 EBITDA, minus (x) CY2005 EBITDA and the denominator of which is (y) CY2006 EBITDA Target, minus (z) CY2005 EBITDA

8.2.6	In the event that:

(a)	the CY2006 Revenues is equal to or exceeds CY2006 Revenue Target; and

(b)	the CY2006 EBITDA does not equal to or exceed the CY2006 EBITDA Target but exceeds the CY2005 EBITDA,

the Purchaser shall (subject to Clause 8.4) pay to the Vendor no later than 2 Business Days following the CY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13 the following amounts: (i) US$2,500,000 and (ii) (A) US$2,500,000 multiplied by (B) a fraction, the numerator of which is (w) CY2006 EBITDA minus (x) CY2005 EBITDA and the denominator of which is (y) CY2006 EBITDA Target, minus (z) CY2005 EBITDA.

8.2.7	In the event that:

(a)	the CY2006 Revenues does not equal to or exceed the CY2006 Revenue Target but exceeds the CY2005 Revenues; and

(b)	the CY2006 EBITDA is equal to or exceeds the CY2006 EBITDA Target,

the Purchaser shall (subject to Clause 8.4) pay to the Vendor no later than 2 Business Days following the CY2006 Contingent Payment Determination Date in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13 the following amounts: (i) US$2,500,000 and (ii) (A) US$2,500,000 multiplied by (B) a fraction, the numerator of which is (w) CY2006 Revenues minus (x) CY2005 Revenues and the denominator of which is (y) CY2006 Revenue Target, minus (z) CY2005 Revenues.

8.3	Adjustment of Calculation of Contingent Payment

8.3.1	For the purposes of this Clause 8.3:

(a)	“Relevant Transaction” means, in respect of CY2006, a Relevant Purchaser Transaction or a Relevant Vendor Transaction, or any gain or loss made or incurred by any Group Company arising as a result of or otherwise in relation to any of the transactions contemplated in Clause 4.1.1, in each case which occurs in respect of CY2006;

(b)	“Relevant Purchaser Transaction” means, in respect of CY2006, any Transaction or series of the same Transaction entered into or performed by any Group Company during CY2006 at the direction of the Purchaser or its holding company which:

(i)	is outside the ordinary course of business of the relevant Group Company and the Group as a whole; and

(ii)	directly results in a decrease of more than 0.5% of the revenues and/or the EBITDA of the Group for CY2006, as determined from the CY2006 Accounts,

but excluding

(A)	any Transaction or series of Transactions entered into or performed by any Group Company at any time before Completion, notwithstanding that any part of the Transaction or any Transaction in the series of Transactions may be entered into or performed at any time after Completion; and

(B)	any Transaction entered into or performed by a Group Company at the request of any of the Vendor or the Vendor Guarantors;

(c)	“Relevant Vendor Transaction” means, in respect of CY2006, any Transaction entered into or performed by any Group Company at any time:

(i)	by or at the direction of Mr. Cheung for or on behalf of the relevant Group Company:

(A)	in breach of clause 4 of the Employment Agreement of Mr. Cheung; or

(B)	contrary to any lawful order, instruction or direction of the board of directors of the Company or of IVRS (International) Limited; or

(C)	which is outside the ordinary course of business of the relevant Group Company and the Group as a whole, but excluding Transactions which have been expressly approved beforehand by the board of directors of the Company or of IVRS (International) Limited or which otherwise constitute Relevant Purchaser Transactions; and

(ii)	which results directly or indirectly in an increase of the revenues and/or the EBITDA of the Group for CY2006, as determined from the CY2006 Accounts; and

(d)	a Relevant Transaction occurs in respect of CY2006 if:

(i)	a Group Company enters into or performs a Relevant Purchaser Transaction during the period after Completion and on or before 31 December 2006; and/or

(ii)	a Group Company enters into or performs a Relevant Vendor Transaction at any time which results in an increase of the revenues and/or EBITDA of the Group for CY2006; and/or

(iii)	a Group Company makes any gain or incurs any loss as a result of or otherwise in relation to any of the transactions contemplated in Clause 4.1.1 at any time which results in an increase or decrease of the revenues and/or EBITDA of the Group for CY2006.

8.3.2	If a Relevant Transaction occurs in respect of CY2006, the Purchaser shall adjust its calculation of the revenues and the EBITDA of the Group for CY2006 to be set out in the CY2006 Contingent Payment Statement on the following basis:

(a)	the Purchaser shall add to or subtract from the revenues of the Group for CY2006 an amount equal to the Purchaser’s reasonable estimate of the amount (if any) by which the revenues of the Group for CY2006 were reduced or increased (as applicable) directly as a result of the occurrence of the Relevant Transaction in respect of CY2006; and

(b)	the Purchaser shall add to or subtract from the EBITDA of the Group for CY2006 an amount equal to the Purchaser’s reasonable estimate of the amount (if any) by which the EBITDA of the Group for CY2006 was reduced or increased (as applicable) directly as a result of the occurrence of the Relevant Transaction in respect of CY2006.

8.3.3 (a)	In the event that:

(i)	the Purchaser or any of its holding companies sells or otherwise disposes of its beneficial interest in no less than 50% of the issued and paid up shares of the Company to a third party;

(ii)	the Company issues additional shares in the capital of the Company to a third party such that the third party holds beneficial title to no less than 50% of the issued and paid up shares of the Company; or

(iii)	any one or more of the Group Companies sells or otherwise disposes of shares in any one or more of the other Group Companies, or its business and assets, or issues additional shares in the capital of the Group Company, in each case such that the third party holds an attributable interest (either directly or indirectly through its shareholdings in any one or more of the Group Companies) in the business and assets of the Group accounting for no less than 50% of the FY2006 Revenues and/or the FY2006 EBITDA, or enters into a legally binding agreement (including, for the avoidance of doubt, a legally binding term sheet) to do any of the foregoing, or

(b)	in the event that IVRS (International) Limited terminates the employment of Mr. Cheung other than pursuant to clause 12.2 of the Employment Agreement with Mr. Cheung;

in each case on or before 31 December 2006, Clause 8.2 and the foregoing provisions on this Clause 8.3 shall cease to apply, and the Purchaser shall pay (subject to Clause 8.4) an amount equal to the CY2006 Contingent Payment (“Disposal Payment”) to the Vendor no later than 20 Business Days after 31 December 2006 (“Disposal Payment Date”) in immediately available funds by transfer of funds for same day value to the account specified in Clause 14.13. For the purposes of this Clause 8.3.3, “third party” means any person other than the Purchaser, the Purchaser Guarantor or any of their respective Affiliates.

8.4	Retention of Contingent Payments

In the event that (a) the Purchaser shall make any claim under the terms of this Agreement or the Tax Covenant prior to the FY2006 Contingent Payment Determination Date, the CY2006 Contingent Payment Determination Date or the Disposal Payment Date (as applicable), and (b) the aggregate amount of all Losses arising in respect of all such claims arising prior to such date exceeds US$4 million, the amount claimed in respect of the related Loss or, if more than one such claim shall be made, the amount claimed in respect of the related Losses, which exceeds US$4 million, in each case as agreed between the Parties or as finally determined by an order, determination or award of any court, tribunal, arbitrator or expert made before the FY2006 Contingent Payment Determination Date, the CY2006 Payment Determination Date or the Disposal Payment Date (as applicable), may be retained by the Purchaser (at the Purchaser’s election) from the FY2006 Contingent Payment, the CY2006 Contingent Payment or the Disposal Payment (as applicable) in complete satisfaction of the Purchaser’s obligation to pay such amount on account of the FY2006 Contingent Payment, the CY2006 Contingent Payment or the Disposal Payment (as applicable) and in satisfaction (either complete or partial as the case may be) of the liability of the Vendor in respect of such agreement, order, determination or award. Nothing in this Clause 8.4 shall be regarded as imposing any limit to the amount of any proper claims under this Agreement or the Tax Covenant by the Purchaser.

8.5	Authority of Mr. Cheung

The Purchaser shall procure that, during the term of Mr. Cheung’s Employment Agreement, he shall, in connection with his employment by the Group, be vested with all necessary authority of the board of directors of the Company to enable him to effectively carry out the day to day management of the Company and each member of the Group in accordance with the terms of Mr. Cheung’s Employment Agreement, notwithstanding that Mr. Cheung will be contractually employed by IVRS (International) Limited only. In particular, Mr. Cheung shall have access to all staff and all books of account and records and all other information relating to the Group’s business and shall have responsibility for overseeing the preparation of the Group’s management accounts from time to time.

9.	Warranties

9.1	True and Accurate

The Vendor warrants to the Purchaser that, subject to Clauses 9.2, 9.4 and Schedule 3:

9.1.1	each Warranty is true and accurate as at the date of this Agreement; and

9.1.2	each Warranty will be true and accurate as at Completion as if they had been given again at Completion and for this purpose only, where there is an express or implied reference in a Warranty to “the date of this Agreement,” that reference is to be construed as a reference to Completion.

9.2	Disclosure Letter

The Warranties (other than the Warranties in paragraph 1 of Schedule 3 in respect of which no qualification is accepted) are given subject to matters fairly disclosed in the Disclosure Letter but no other information relating to the Group or the Vendor of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or any other provision of this Agreement or operate to reduce any amount recoverable, and liability in respect thereof shall not be confined to breaches discovered before Completion.

9.3	Reliance

The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties and the agreements, undertakings and covenants contained in this Agreement and the other Transaction Documents, and has been induced by them to enter into this Agreement.

9.4	Separate and Independent

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

9.5	Limitation of Liability

The provisions of Schedule 4 shall apply.

9.6	Waiver

The Vendor hereby waives any rights which it may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by any Group Company or any of their respective Representatives in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

9.7	Act or Omission

The Vendor shall procure that (save only as may be necessary to give effect to this Agreement or with the prior written consent of the Purchaser) neither it nor any Group Company shall do, allow or procure any act before Completion which would constitute a breach of any of the Warranties if they were given at or any time prior to Completion or which would make any of the Warranties untrue or inaccurate if they were so given.

9.8	Disclosure Prior to Completion

The Vendor agrees to promptly disclose to the Purchaser in writing immediately upon becoming aware of any fact, condition, change, matter, event or circumstance (including, without limitation, any omission to act) which may arise or become known to it after the date of this Agreement and prior to Completion which constitutes a breach of or is inconsistent with any of the Warranties or any of the warranties in Clause 9.11.

For the avoidance of doubt, no such disclosure shall be deemed to qualify or limit in any way any of the Warranties.

9.9	No Assignment

The benefit of the Warranties and the warranties in Clause 9.10 and Clause 9.12 may not be assigned in whole or in part except in connection with an assignment permitted under Clause 14.2.

9.10	Indemnity

The Vendor shall indemnify and hold harmless each of the Purchaser and its Affiliates and each of their respective officers, employees, agents, representatives, successors and assigns, from and against any and all Losses that they may sustain, incur or suffer as a result of or arising from any breach or infringement or alleged breach or infringement by the Group of the terms of the exclusive license granted by IVRS (International) Limited to Hutchison Telephone Company Limited pursuant to that certain Supply of Software and Equipment Agreement between Hutchison Telephone Company Limited and IVRS (International) Limited dated March 10, 2000 (the “Hutchison Agreement”), including, without limitation, as a result of or arising from any claims by customers of the Group as a result of or arising from any such breach or infringement or alleged breach or infringement by the Group. The liability of the Vendor under this Clause 9.10 shall be subject to the limitations set out in Schedule 4.

9.11	Authority and Capacity of the Vendor

The Vendor warrants and undertakes to and with the Purchaser that each of the following statements is at the date of this Agreement, and will at Completion be, true and accurate and not misleading:

9.11.1	it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

9.11.2	it has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

9.11.3	the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party has been duly authorised and approved by all necessary corporate action and no other corporate approval is required by it; and

9.11.4	save as set out in the Disclosure Letter, the execution and delivery of, and the performance by it of its obligations under, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach of, constitute a default under or otherwise trigger any rights under (i) any provision of its or any Group Company’s memorandum or articles of association or equivalent constitutional documents, (ii) any law, regulation, order, judgment or decree applicable to it or any Group Company or (iii) any agreement to which it or any Group Company is party or by which it is otherwise bound, (b) require any consent or approval of any Governmental Authority or (c) cause any limitation place on it or the powers of its directors to be exceeded.

9.12	Authority and Capacity of the Purchaser

The Purchaser warrants and undertakes to and with the Vendor that each of the following statements is at the date of this Agreement, and will at Completion be, true and accurate and not misleading:

9.12.1	it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

9.12.2	it has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

9.12.3	the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party has been duly authorized and approved by all necessary corporate action and no other corporate approval is required by it; and

9.12.4	the execution and delivery of, and the performance by it of its obligations under, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach of (i) any provision of its certificate of incorporation or bylaws or (ii) any law, regulation, order, judgment or decree applicable to it and (b) require any consent or approval of any Governmental Authority.

9.13	Authority and Capacity of the Vendor Guarantors

Each Vendor Guarantor severally warrants and undertakes to and with the Purchaser that each of the following statements is at the date of this Agreement, and will at Completion be, true and accurate and not misleading:

9.13.1	(in the case of a Vendor Guarantor which is an entity) it is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation;

9.13.2	it has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to which it is a party, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

9.13.3	(in the case of a Vendor Guarantor which is an entity) the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party has been duly authorised and approved by all necessary corporate action and no other corporate approval is required by it;

9.13.4	the execution and delivery of, and the performance by it of its obligations under, this Agreement and any other Transaction Documents to which it is a party will not (a) result in a breach of (i) (in the case of a Vendor Guarantor which is an entity) any provision of its memorandum or articles of association or equivalent constitutional documents, (ii) any law, regulation, order, judgment or decree applicable to it or (iii) any agreement to which it is a party or by which it is otherwise bound, (b) require any consent or approval of any Governmental Authority or (c) (in the case of a Vendor Guarantor which is an entity) cause any limitation placed on them or the powers of their directors to be exceeded; and

9.13.5	it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of the guarantee and indemnity given under Clause 12 in Hong Kong or any other relevant jurisdiction that it or any other document be filed or registered with any authority in Hong Kong or elsewhere or that any Tax be paid in respect thereof.

10.	Restrictions on Vendor and the Vendor Guarantors

10.1	Definitions

For the purposes of this Clause 10, the following words and expressions shall have the following meanings:

“Affiliate” means (a) (in the case of a party who is an individual) (i) such party’s spouse and children, (ii) any other person acting on behalf of or at the direction of that person, and (iii) any other person controlled by or under common control with such particular person, (b) (in the case of a party which is an entity) (i) its subsidiaries and holding companies and the subsidiaries of any such holding companies, and (ii) any other person acting on behalf of or at the direction of that person;

“control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, by contract or otherwise;

“Relevant Capacity” means, in relation to any person, for its own account or for that of any other person (other than the Purchaser and the Group Companies), whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with any such person) or as principal, partner, director, employee, consultant or agent;

“Restricted Business” means any business which is of the same or similar type to the business carried on by any Group Company at Completion or at any time in the 12 months prior to Completion;

“Restricted Employee” means any senior employee of any Group Company at Completion or at any time in the 12 months prior to Completion (and “senior employee” means any employee at or above any of the following (or equivalent) levels at the relevant Group Company: chief officer, director, vice-president, general manger and assistant general manager);

“Restricted Period” means:

(a)	with respect to Dr. Wong for the purposes of Clauses 10.2.1 and 10.2.2 only, the period commencing on the Completion Date and ending on the date falling two years after the Completion Date;

(b)	with respect to Mr. Chan for the purposes of Clauses 10.2.1 and 10.2.2 only, the period commencing on the Completion Date and ending on the date falling two years after the Completion Date; and

(c)	in any other case, the period commencing on the Completion Date and ending on the date falling five years after the Completion Date; and

“Restricted Territory” means Hong Kong, Republic of China (Taiwan), Malaysia, Singapore, the Macau Special Administrative Region of the People’s Republic of China, Australia, the Philippines, Indonesia, Thailand, Hunan province, Henan province, Fujian province, Guangxi province, Guangdong province and the city of Beijing in the People’s Republic of China, Ireland and Spain.

10.2	Restrictions

Each of the Vendor, Mr Cheung, Dr. Wong and Mr. Chan severally undertakes to and with the Purchaser (as trustee for itself and the Group Companies) that it will not, and will procure that none of its Affiliates or the Vendor shall, in any Relevant Capacity during the Restricted Period:

10.2.1	directly or indirectly engage or invest in, own, carry on, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of or otherwise be concerned or interested in any Restricted Business in the Restricted Territory; or

10.2.2	directly or indirectly canvass or solicit the customers of or do business in the Restricted Territory with any person who has within the period of two years prior to Completion been a customer of any Group Company in respect of any Restricted Business.

Each of the Vendor and each Vendor Guarantor undertakes to and with the Purchaser (as trustee for itself and the Group Companies) that it will not, and will procure that none of its Affiliates or the Vendor shall, in any Relevant Capacity during the Restricted Period:

10.2.3	directly or indirectly induce or seek to induce any Restricted Employee to become employed, whether as employee, consultant or otherwise, by any of the Vendor or the Vendor Guarantors or any of the Affiliates of the Vendor Guarantors, or any of their respective Affiliates or directly or indirectly hire any Restricted Employee in any capacity, whether or not such Restricted Employee would thereby commit any breach of his employment contract.

10.3	Exceptions

The restrictions in Clause 10.2 shall not operate to prohibit any of Mr. Cheung, Dr. Wong, or Mr. Chan from:

10.3.1	holding or being interested in up to 5% of the outstanding issued share capital of a company listed on any recognised stock exchange (but without otherwise participating in the business activities of such company); or

10.3.2	fulfilling any obligation pursuant to this Agreement or any of the other Transaction Documents.

10.4	Reasonableness of Restrictions

The Vendor and the other persons subject to Clause 10.2 confirms that such person has received independent legal advice relating to all the matters provided for in this Agreement, including, without limitation, the provisions of this Clause 10. The Vendor and such persons agree that they consider that the restrictions contained in this Clause 10 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.5	Restrictions

If any of the restriction contained in Clause 10 shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.6	Specific Performance

The Vendor and each Vendor Guarantor acknowledges that the business conducted by the Group is unique and recognizes and affirms that in the event of a breach of this Agreement by such the Vendor or any Vendor Guarantor, money damages may be inadequate and the Purchaser may have no adequate remedy at law. Accordingly, the Purchaser shall have the right, in addition to any other rights and remedies existing in its favour, to enforce its rights and the other Parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting a bond or any other form of security). If any such action is brought by the Purchaser to enforce this Agreement, such other Parties hereby waive the defence that there is an adequate remedy at law.

10.7	Limitation of Liability

The liability of each of the Vendor and the Vendor Guarantors under this Clause 10 shall be subject to the limitations set out in Schedule 4.

11.	Confidentiality

11.1	Lapse of Confidentiality Agreement

The Parties acknowledge and agree that the Confidentiality Agreement shall lapse and cease to have any force or effect at Completion, provided however that the cessation of the Confidentiality Agreement shall be without prejudice to the respective rights and liabilities of each party thereto accrued prior to such cessation.

11.2	Confidential Information

The Vendor and each Vendor Guarantor shall treat as strictly confidential, and shall procure that its Affiliates and holding companies and (to the extent that it is legally or contractually entitled to do so) its and their respective Representatives treat as strictly confidential, all information (whether oral, graphic, written or in electronic form) regarding the Group Companies and their business (the “Confidential Information”), including, without limitation:

11.2.1	information relating to the business, assets, financial or other affairs of any Group Company, the Purchaser or its Affiliates and holding companies;

11.2.2	information relating to the provisions and subject matter of this Agreement and the other Transaction Documents;

11.2.3	information relating to the existence of this Agreement and the other Transaction Documents and their purpose;

11.2.4	information relating to or in respect of any negotiations and communications between the Parties before or after the date of this Agreement; and

11.2.5	information relating to or in respect of the due diligence materials or management presentation made available to the Purchaser.

The Vendor and each Vendor Guarantor shall not, and shall procure that its Affiliates and holding companies and (to the extent that it is legally or contractually entitled to do so) Representatives shall not, use for its own business purpose or disclose to any third party any Confidential Information without the prior written consent of the Purchaser, and deliver promptly to Purchaser, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in its possession or under its control.

11.3	Exclusions

The restrictions contained in Clause 11.2 shall not apply so as to prohibit disclosure or use by any person subject to the restrictions of Clause 11.2 (a “Restricted Person”) of any information if and to the extent:

11.3.1	the disclosure or use is required by law or by any securities exchange or Governmental Authority pursuant to rules to which the Restricted Person is subject;

11.3.2	the disclosure is made by the Restricted Person to its Affiliates or to its or its Affiliates’ Representatives for purposes relating to this Agreement or any of the other Transaction Documents on terms that such Affiliates or Representatives undertake to comply with the provisions of Clause 11.2 in respect of such information as if they were a party to this Agreement or any of such other Transaction Documents;

11.3.3	the information is or becomes publicly available (other than by a breach of this Agreement or the Confidentiality Agreement);

11.3.4	the Purchaser has given prior written consent to the disclosure or use; or

11.3.5	the disclosure or use is required for the purpose of any judicial or arbitration proceedings arising out of this Agreement or any other Transaction Document,

provided always that prior to disclosure or use of any information pursuant to Clause 11.3.1, the Restricted Person shall promptly notify the Purchaser of such requirement and shall consult with the Purchaser where feasible and give due consideration to their reasonable requirements before complying with such requirement.

12.	Guarantee by the Vendor Guarantors

12.1	Guarantee and Indemnity

In consideration of the Purchaser and the Purchaser Guarantor entering into this Agreement, each of the Vendor Guarantors hereby unconditionally and irrevocably guarantees to the Purchaser (on a several basis in the Agreed Proportions) the due and punctual performance and observance by the Vendor of its obligations, commitments, undertakings, warranties and covenants under or pursuant to this Agreement and the Transaction Documents to which the Vendor is party (including, without limitation, the Vendor’s indemnification obligations under Clause 9.10).

12.2	No Release

The liability of each of the Vendor Guarantors under this Clause 12 shall not be released or diminished by any arrangements or alterations of terms (whether of any of the Transaction Documents or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

12.3	Default of the Vendor

If and whenever the Vendor defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to any of the Transaction Documents each of the Vendor Guarantors shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement or the other relevant Transaction Documents so that the same benefits shall be conferred on the Purchaser or Group Company as it would have received if such obligation or liability had been duly performed and satisfied by the Vendor. Each of the Vendor Guarantors hereby waives any rights which it may have to require the Purchaser to proceed first against or claim payment from the Vendor to the intent that as between the Purchaser and each of the Vendor Guarantors the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations with the Vendor.

12.4	Continuing Guarantee

This guarantee is to be a continuing security to the Purchaser for all obligations, commitments, warranties, undertakings, indemnities and covenants that remain outstanding on the part of the Vendor under or pursuant to the Transaction Documents notwithstanding any settlement of account or other matter or thing whatsoever.

12.5	Additional Security

This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Vendor under or in connection with this Agreement or the other Transaction Documents.

12.6	Lack of Enforceability

As a separate and independent stipulation, each of the Vendor Guarantors agrees that any obligation expressed to be undertaken by the Vendor under this Agreement (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Vendor by reason of any legal limitation, disability or incapacity or any other fact or circumstance shall nevertheless be enforceable against or recoverable from the Vendor Guarantors in a manner as provided under this Clause as though the same had been incurred by the Vendor Guarantor any sums which may be performed or paid by the Vendor Guarantor on demand.

12A.	Guarantee by the Purchaser Guarantor

12A.1	Guarantee and Indemnity

In consideration of the Vendor and the Vendor Guarantors entering into this Agreement, the Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Vendor the due and punctual performance and observance by the Purchaser all of its obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to the Transaction Documents.

12A.2	No Release

The liability of the Purchaser Guarantor under this Clause 12A shall not be released or diminished by any arrangements or alterations of terms (whether of any of the Transaction Documents or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

12A.3	Default of the Purchaser

If and whenever the Purchaser defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to any of the Transaction Documents the Purchaser Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by the relevant Transaction Documents and so that the same benefits shall be conferred on the Vendor as the Vendor would have received if such obligation or liability had been duly performed and satisfied by the Purchaser. The Purchaser Guarantor hereby waives any rights which it may have to require the Vendor to proceed first against or claim payment from the Purchaser in default to the intent that as between the Vendor and the Purchaser Guarantor the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations with the Purchaser.

12A.4	Continuing Guarantee

This guarantee and indemnity is to be a continuing security to the Vendor for all obligations, commitments, warranties, undertakings, indemnities and covenants that remain outstanding on the part of a Purchaser under or pursuant to the Transaction Documents notwithstanding any settlement of account or other matter or thing whatsoever.

12A.5	Lack of Enforceability

This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Vendor may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Purchasers under or in connection with the Transaction Documents.

13.	Costs

Save as expressly provided in this Agreement or any other Transaction Document, each Party shall pay its own costs in connection with the negotiation, preparation, execution and implementation of this Agreement and the other Transaction Documents and any other matters in connection therewith. The Vendor shall pay any such expenses incurred by the Group on or prior to Completion.

14.	General

14.1	Successors and Assigns

This Agreement shall be binding upon and enure for the benefit of the successors, assigns and legal personal representatives of the Parties.

14.2	Assignment

14.2.1	None of the Vendor nor the Vendor Guarantors may assign this Agreement or any of its rights and/or transfer any of its obligations under this Agreement to any third party without the prior written consent of the Purchaser.

14.2.2	None of the Purchaser nor the Purchaser Guarantor may assign this Agreement or any of its rights and/or transfer any of its obligations under this Agreement to any third party without the prior written consent of the Vendor, provided that the Purchaser may assign this Agreement or any interest herein without the Vendor’s consent: (i) to the Purchaser’s or Purchaser Guarantor’s Affiliate (provided that the Purchaser continues to be liable hereunder), (ii) as collateral for security purposes and (iii) in connection with the sale of all or substantially of all of the Group (whether by sale of equity or assets or by merger or otherwise).

14.3	Whole Agreement

This Agreement (together with the other Transaction Documents) constitutes the whole agreement between the Parties relating to the subject matter of this Agreement and supersedes any previous agreements or arrangements between them relating to the subject matter hereof.

14.4	Variations

No variations of this Agreement shall be effective unless made in writing and signed by the Vendor and the Purchaser.

14.5	Agreement Survives Completion

The Warranties, the warranties set out in Clauses 9.10, 9.11 and 9.12 and all other provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

14.6	Invalidity

If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

14.7	Remedies

The rights and remedies of each Party hereunder shall be cumulative and shall be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which it may be entitled in respect of a breach of this Agreement) and no exercise or failure to exercise such a right shall constitute a waiver by it of any such other right or remedy.

14.8	No Waiver

No failure of a Party to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

14.9	Further Assurance

At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavours to procure (to the extent it is legally or contractually entitled to do so) that any necessary third party shall, execute such documents and do such acts and things as the other Parties may reasonable require for the purpose of giving to such Parties the full benefit and provisions of this Agreement.

14.10	Time of the Essence

Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

14.11	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

14.12	Payment to Purchaser

Unless otherwise provided herein, any payment to be made to the Purchaser pursuant to the Transaction Documents shall be made in US$ by electric transfer of funds for same day value to the following account of the Purchaser:

Bank Name:	Bank of America, Tampa Florida USA

Bank Swift Code:

Beneficiary Name:	Syniverse Technologies, Inc.

Account Number:

Bank Routing Number:

Bank Telephone:

14.13	Payment to Vendor

Unless otherwise provided herein, any payment to be made to the Vendor pursuant to the Transaction Documents shall be made in US$ by electric transfer of funds for same day value to the following account of the Vendor:

Bank Name:	Hongkong and Shanghai Banking Corporation Limited

Bank Swift Code:

Beneficiary Name:	Interactive Technology Holdings Limited

Account Number:

Bank Routing Number:

Bank Telephone:

14.14	Financial Information

The Vendor understands that the Purchaser Guarantor or one of its Affiliates may file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission, which Registration Statement might be required to include financial statements of the Group for periods prior to the Completion Date prepared in accordance with Regulation S-X of the Securities Act of 1933, as amended (the “S-X Financial Statements”). Accordingly, the Vendor and the Vendor Guarantors shall furnish to the Purchaser any information or documents requested by the Purchaser, which is in the Vendor’s or any Vendor Guarantor’s possession or to which the Vendor or the any Vendor Guarantor has access, constituting, or necessary or desirable for the completion of, the S-X Financial Statements.

15.	Notices

15.1	Form and Addresses

Any notice or other communication (including, without limitation, service of process) in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

15.1.1	in the case of the Vendor to:

Address:	Room 1948, 19th Floor, One International Finance Centre
Hong Kong
	Fax:	+852-2166-8557
	Attention:	Mr. Kevin Chan

15.1.2	in the case of the Purchaser or the Purchaser Guarantor to:

Address:	8125 Highwoods Palm Way
	Tampa, Florida	33647-1765, USA
	Fax:	+1-813-637-5882
	Attention:	General Counsel

15.1.3	in the case of the Vendor Guarantors, to the addresses or fax numbers specified in Schedule 1,

or to such other address (in the case of the Vendor and the Vendor Guarantors, in Hong Kong only) or fax number as the relevant Party may have notified to the other Parties in writing in accordance with this Clause 15.

15.2	Delivery

Unless	there is evidence that it was received earlier, a Notice is deemed given if:

15.2.1	delivered personally, when left at the address referred to in Clause 15.1;

15.2.2	sent by prepaid registered post or courier, three Business Days after posting it; and

15.2.3	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

16.	Governing Law and Governing Language

16.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

16.2	Governing Language

This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

16.3	Arbitration

16.3.1	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, (each, a “Dispute”) shall be referred to and finally resolved by arbitration in accordance with the provisions of this Clause 16.

16.3.2	Arbitration shall take place in Hong Kong in accordance with the Domestic Rules of the HKIAC as at present in force and as may be amended by the rest of this Clause 16.3.2. The appointing authority shall be the HKIAC. The arbitration shall be managed by the HKIAC in accordance with its practice, rules and regulations. The place of arbitration shall be in Hong Kong at the HKIAC. There shall be one arbitrator who shall be appointed by the HKIAC. The language to be used in the arbitral proceedings shall be English and the applicable law of the arbitration shall be Hong Kong law.

16.3.3	The foregoing shall not preclude any Party from seeking interim relief or orders for interim preservation in any Court of competent jurisdiction. Any such application to Court shall not demonstrate an intention to act inconsistently in any way with the agreement to settle disputes by arbitration set out in this Clause 16.3.

16.4	Appointment of Process Agent

Each of the Purchaser and the Purchaser Guarantor hereby irrevocably appoints Baker & McKenzie of 1401 Hutchison House, 10 Harcourt Road Central, Hong Kong as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of either of the Purchaser or the Purchaser

Guarantor for this purpose, the Purchaser or the Purchaser Guarantor (as applicable) shall promptly appoint a successor agent satisfactory to the Vendor, notify the Vendor thereof and deliver to the Vendor a copy of the new process agent’s acceptance of appointment, provided that until the Vendor receives such notification, the Parties shall be entitled to treat the agent named above (or its said successor) as the agent of the Purchaser and/or the Purchaser Guarantor (as applicable) for the purposes of this Clause 16.4. Each of the Purchaser and the Purchaser Guarantor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Purchaser and/or the Purchaser Guarantor (as applicable).

Schedule 3

Warranties

1.	Group Companies and Accuracy of Disclosures

1.1	Incorporation

Each Group Company is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

1.2	Details of the Group Companies

All of the details shown in Schedule 2 relating to the Group Companies are true and accurate.

1.3	The Sale Shares

The Sale Shares comprise the whole of the Company’s allotted and issued share capital and are fully paid-up. The Sale Shares have been duly authorised and validly allotted and issued. The Company has not exercised any lien over the Sale Shares and there is no outstanding call on any of the Sale Shares. The Vendor is the sole legal and beneficial owner of all of the Sale Shares and the Sale Shares are free from all Encumbrances. This Agreement and the other Transaction Documents shall convey good and marketable title to the Sale Shares at Completion, free and clear of all Encumbrances.

1.4	The Subsidiaries

1.4.1	The Company does not have a subsidiary other than the Subsidiaries, and has never had a subsidiary other than the Subsidiaries.

1.4.2	The Company has no interest in, and has not agreed to acquire an interest in, a corporate body other than the Subsidiaries.

1.4.3	Each allotted and issued share in the share capital of each Subsidiary (other than the Excluded Subsidiaries) is legally and beneficially owned by the Company or another Subsidiary (other than the Excluded Subsidiaries) alone, has been duly authorised and validly allotted and issued and is fully paid-up. Each Subsidiary has not exercised any lien over any of its issued shares and there is no outstanding call on any of its issued shares.

1.4.4	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the share capital of a Subsidiary.

1.4.5	As at Completion, the Company will have no direct or indirect interest in, and will not be under any obligation to acquire a direct or indirect interest in, the share capital of either of the Excluded Subsidiaries.

1.5	Pre-Emption, etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of any Group Company under any option or other agreement (including, without limitation, conversion rights and rights of pre-emption) or otherwise has the right to acquire any of the foregoing. There are no outstanding or authorised stock appreciation, phantom stock, profit participation or similar rights with respect to any Group Company.

1.6	Insolvency, etc.

1.6.1	No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the assets of the company concerned are distributed among the creditors and/or shareholders or other contributories) of any Group Company. There are no cases or proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdiction and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

1.6.2	No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a Governmental Authority) in relation to any Group Company nor has any such order been made.

1.6.3	No receiver (including an administrative receiver), liquidator, judicial manager, trustee or custodian (or equivalent in the relevant jurisdiction) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company.

1.6.4	No Group Company has taken any step with a view to the suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors.

1.7	Accuracy of Information Disclosed

The Index is a true and accurate description of the Disclosed Documents, and the Disclosed Documents do not include any documents other than those specifically set out in the Index. Unless specifically stated otherwise in the Index, all of the Disclosed Documents were provided in the Data Room as at 24 February 2006, in the identical form as contained in the Disclosed Documents.

2.	Accounts and Records

2.1	Latest Accounts

2.1.1	Save as disclosed in the Disclosure Letter, the Audited Accounts have been prepared in accordance with applicable law and in accordance with the Accounting Policies and give a true and fair view of the assets, liabilities and state of affairs of the Vendor Group as a whole as at the Accounts Date and of the profits or losses for the period concerned and as at the Accounts Date make:

(a)	full provision for all actual liabilities;

(b)	proper provision (or note in accordance with good accountancy practice) for all contingent liabilities; and

(c)	provision reasonably regarded as adequate for all bad and doubtful debts.

2.1.2	Save as disclosed in the Disclosure Letter, the bases and policies of accounting of the Vendor Group (including depreciation) adopted for the purpose of preparing the Audited Accounts are the same as those adopted for the purpose of preparing the audited accounts of the Vendor Group for the preceding financial year.

2.2	Management Accounts

The Management Accounts have been prepared in accordance with the Accounting Policies consistent with the accounting policies used in preparing the Audited Accounts.

2.3	Non-Recurring Items, etc.

2.3.1	The results of each Group Company for the two financial years prior to the Accounts Date of such Group Company as shown by the audited accounts of such Group Company for previous periods delivered to the Purchaser and the trend of results thereby shown have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting practices or by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms, other than transactions with other Group Companies.

2.3.2	The results of each Group Company for the two financial years prior to the Management Accounts Date as shown by the Management Accounts for previous periods delivered to the Purchaser and the trend of results thereby shown have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting practices or by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms, other than transactions with other Group Companies.

2.3.3	The results of the Vendor Group for the two financial years prior to the Accounts Date of the Vendor Group as shown by the Audited Accounts for previous periods delivered to the Purchaser and the trend of results thereby shown have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting practices or by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms, other than transactions with other Group Companies.

2.3.4	The results of the Vendor Group for the two financial years prior to the Management Accounts Date as shown by the Management Accounts for previous periods delivered to the Purchaser and the trend of results thereby shown have not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting practices or by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms, other than transactions with other Group Companies.

2.4	Tax

2.4.1	Full provision or reserve has been made in the Audited Accounts for all Tax liable to be assessed, charged or imposed on each Group Company or for which each is or may become accountable in respect of:

(a)	profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue on or before the Accounts Date;

(b)	any Transactions effected or deemed to be effected on or before the Accounts Date or provided for in the Audited Accounts; and

(c)	distributions made or deemed to be made on or before the Accounts Date or provided for in the Audited Accounts.

2.4.2	Proper provision or reserve for deferred Tax has been made in the Audited Accounts in accordance with the applicable International Financial Reporting Standards.

2.4.3	Proper provision or reserve for deferred Tax in accordance with the accounting principles generally accepted in the jurisdiction in which the relevant Group Company is incorporated as at the Accounts Date and, with the exception of the Group Companies incorporated in the British Virgin Islands, the applicable accounting principles generally accepted in Hong Kong, has been made in the audited accounts of the relevant Group Company for the financial year ended on the Accounts Date.

2.4.4	Proper provision or reserve has been made in the Management Accounts for all Tax liable to be assessed, charged or imposed on each Group Company or for which each is or may become accountable in respect of:

(a)	profits, gains or income (as computed for Tax purposes) arising or accruing or deemed to arise or accrue on or before the Management Accounts Date);

(b)	any Transactions effected or deemed to be effected on or before the Management Accounts Date or provided for in the Management Accounts; and

(c)	distributions made or deemed to be made on or before the Management Accounts Date or provided for in the Management Accounts.

2.4.5	Proper provision or reserve for deferred Tax has been made in the Management Accounts in accordance with the applicable International Financial Reporting Standards.

2.5	Depreciation of Fixed Assets

2.5.1	In the Audited Accounts, the fixed assets have been depreciated in accordance with the Accounting Policies.

2.5.2	In the Management Accounts, the fixed assets have been depreciated in accordance with the Accounting Policies.

2.6	Debts

Save as disclosed in the Disclosure Letter, none of the debts receivable or due to the Vendor Group which are included in the Audited Accounts or which have subsequently arisen has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of its debt and all such debts have realised or will realise in the normal course of collection their full value as included in the Management Accounts after taking into account the provision for bad and doubtful debts made on the face of the Management Accounts, as adjusted for the passage of time in accordance with the Accounting Policies. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

2.7	Borrowings

2.7.1	Save as disclosed in the Disclosure Letter, no Group Company has any outstanding, nor has agreed to create or incur, borrowings or Indebtedness in the nature of borrowings.

2.7.2	Save as disclosed in the Disclosure Letter, no Group Company has outstanding any loan capital, nor has it factored any of its debts, nor engaged in any financing of a type which would not be required to be shown or reflected in the Audited Accounts or borrowed any money which it has not repaid.

2.8	Accounting and Other Records

The statutory books and books of account of each Group Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records are in its possession (or under its control) and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns in relation to the maintenance of the statutory books and books of account that are required by law to be delivered or made to any Governmental Authority have been duly and correctly delivered or made in all material respects.

2.9	Changes Since the Accounts Date

Since the Accounts Date as regards each Group Company:

2.9.1	there has been no material adverse change in its financial or trading position or prospects or turnover and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

2.9.2	its business has been carried on in the ordinary and usual course, without any interruption or alteration in its nature, scope or manner, and so as to maintain the same as a going concern;

2.9.3	save as disclosed in the Disclosure Letter, it has not entered into any transaction or assumed or incurred any liabilities (including, without limitation, contingent liabilities) or made any payment not provided for in the Audited Accounts or the Management Accounts, otherwise than in the ordinary and usual course of carrying on its business;

2.9.4	save as disclosed in the Disclosure Letter, no dividend or other distribution (other than intra-Group payment of dividends or other distribution within the Group) has been declared, made or paid to its members, except as provided for in the relevant balance sheet;

2.9.5	no share or loan capital or any other security giving rise to a right over the capital has been allotted or issued or agreed to be allotted or issued;

2.9.6	it has not redeemed or purchased or agreed to redeem or purchase any of its share capital;

2.9.7	it has not made or received any surrender relating to group relief or any surrender of a Tax refund;

2.9.8	no insurance claims exceeding US$10,000 individually have been refused or settled below the amount claimed;

2.9.9	it has not entered into (i) any unusual or unduly onerous commitments or contracts or (ii) any commitments or contracts which have a term of more than 2 years; and

2.9.10	it has not sold, assigned, licensed (except for (a) non-exclusive licences of Software in the ordinary course of business, (b) licences of Software in the nature of customised foreground software in the ordinary course of business and (c) licences of Software to other Group Companies), transferred or encumbered any of the Business IPR.

2.10	Substituted Reference

Each of the statements in paragraphs 2.1.1, 2.1.2, 2.4.1 and 2.5.1 of this Schedule 3 would be true and accurate, if:

2.10.1	for references to “Audited Accounts” there were substituted references to the “audited accounts for the year ended on the Accounts Date”;

2.10.2	for references to “Accounting Polices” there were substituted references to “the Accounting Policies other than paragraph (i) set out therein and the accounting principles generally accepted in the jurisdiction in which the relevant Group Company is incorporated as at the Accounts Date and, with the exception of the Group Companies incorporated in the British Virgin Islands, the accounting principles generally accepted in Hong Kong as at the Accounts Date”; and

2.10.3	for references to “the Vendor Group”, there were substituted references to “each Vendor Group Company”.

3.	Legal Matters

3.1	Compliance with Laws

Each Group Company has carried on and is carrying on its business and operations in all material respects so that there have been no breaches of applicable laws, regulations and bye-laws in each country in which they are carried on and there have not been and are not any material breaches by any Group Company of its constitutional documents and there has not been and there is no order, decree, decision or judgment of, or, so far as Vendor is aware, any investigation or enquiry by, any Governmental Authority, tribunal or arbitrator outstanding or anticipated against any Group Company or any person for whose acts or defaults it may be vicariously liable, nor is there any notice or other communication (official or otherwise) from any Governmental Authority, tribunal or arbitrator with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action.

3.2	Licences and Consents

All statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (the “Licences”) necessary for the carrying on of the businesses and operations of each Group Company have been obtained, are in full force and effect and all conditions applicable to any such Licence have been and are being complied with. So far as the Vendor is aware, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences. None of the Licences has been breached to a material extent by a Group Company or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise).

3.3	Litigation

3.3.1	Save as disclosed in the Disclosure Letter, there is no subsisting, unresolved or unsettled claim for damages made against any Group Company.

3.3.2	Save as disclosed in the Disclosure Letter, no Group Company (nor any person for whose acts or defaults a Group Company may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business, none of which exceeds US$50,000) or, so far as the Vendor is aware, any investigation or enquiry and no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration is pending or, so far as the Vendor is aware, threatened by or against any Group Company (or any person for whose acts or defaults a Group Company may be vicariously liable).

3.3.3	So far as the Vendor is aware, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration.

3.4	Defective Products

All products or services sold, provided or supplied by any of the Group Companies comply in all material respects with, in the case of products, the technical specifications and, in the case of services, the required services and service levels agreed to be delivered. So far as the Vendor is aware, there are no outstanding material claims as to the products or services sold, provided or supplied by any of the Group Companies.

3.5	Powers of Attorney

Save as disclosed in the Disclosure Letter, none of the Group Companies has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine trading contracts in the normal course of their duties.

3.6	Filing of Charges

All registrable charges by or in favour of each Group Company have (if appropriate) been registered in accordance with the provisions of applicable laws and regulations or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction. The registered particulars of charges over assets of each Group Company are complete and accurate in all respects.

3.7	Illegal Payments

3.7.1	None of the Representatives of any Group Company has been party to the use of any assets of such Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to (a) political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets, (b) the establishment or maintenance of any unlawful or unrecorded fund of group moneys or other assets, (c) the making of any false or fictitious entries on the books or records of such Group Company or (d) the making of any unlawful payment. For the purposes of this paragraph 3.7.1, “unlawful” shall mean unlawful under the laws of the jurisdiction in which, (in the case of paragraph 3.7.1(a)) the political activity takes place or the payment is made or received or where the assets are located, (in the case of paragraph 3.7.1(b)) the fund is established or maintained or the assets are located, (in the case of paragraph 3.7.1(c)) the entry is made, the books or records are held or maintained or the Group Company is incorporated or conducts business and (in the case of paragraph 3.7.1(d)) the payment is made or received.

3.7.2	No Group Company has made an offer, payment, promise to pay, or authorisation of the payment of any money, or offer, gift, promise to give, or authorisation of the giving of anything of value to any governmental official for purposes of (a) (i) influencing any act or decision of such governmental official in his official capacity, (ii) inducing such governmental official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or (b) inducing such governmental official to use his influence with any government or instrumentality thereof to affect or influence any act or decision of any government or instrumentality, in each case, in order to assist the Group Company in obtaining or retaining business for or with, or directing business to, any person.

4.	Trading and Contractual Arrangements

4.1	Capital Commitments

Save as disclosed in the Disclosure Letter, there are no capital commitments entered into or proposed by any of the Group Companies.

4.2	Debts, Contracts and Arrangements with Connected Persons, etc.

4.2.1	Save as disclosed in the Disclosure Letter, there is no outstanding Indebtedness (actual or contingent) nor any outstanding or subsisting indemnity, guarantee or security arrangement between any Group Company, Vendor or Vendor Guarantor and any current or former employee, current or former director or any current or former consultant of any Group Company or any of their Affiliates.

4.2.2	No Group Company is a party to any ongoing contract, arrangement or understanding other than the relevant contract, arrangement or understanding giving rise to the relationship between the Group Company and the relevant person as stated herein (a) with any current or former employee, any current or former director or any current or former consultant of any Group Company or any of their Affiliates or (b) in which any current or former employee, any current or former director or any current or former consultant of any Group Company or any of their Affiliates is interested (whether directly or indirectly).

4.2.3	Save as disclosed in the Disclosure Letter, there are no existing contracts, agreements or arrangements between or involving any Group Company and any of the Vendor or the Vendor Guarantors and/or any director of any Group Company or any of their Affiliates.

4.2.4	Save as disclosed in the Disclosure Letter, there are:

(a)	no loans that remain outstanding have been made by any Group Company to any of the Vendor or the Vendor Guarantors and/or any director of any Group Company and/or any of their Affiliates and such Group Company has not been a party to any transaction whereby any of the Vendor or the

Vendor Guarantors and/or a director of any Group Company or any of their Affiliates, acquires or is to acquire one or more non-cash assets at a value which is less than the fair market value thereof and such Group Company has not entered into any guarantee or provided security in connection with a loan made to any of the Vendor or the Vendor Guarantors and/or a director of any Group Company or any of their Affiliates;

(b)	no debts owing to any Group Company by any of the Vendor or the Vendor Guarantors and/or any director of any Group Company and/or any of their Affiliates;

(c)	no debts owing by any Group Company other than debts which have arisen in the ordinary course of business; and

(d)	no securities for any such loans or debts as aforesaid.

4.2.5	Save as disclosed in the Disclosure Letter, there are no outstanding, nor have there been during the last three years, any arrangements or understandings (whether legally binding or not) between a Group Company and any person who is a shareholder, or the beneficial owner of any interest or any of their Affiliates, in a Group Company or in any company in which any Group Company is interested, relating to the management of any Group Company’s business, or the appointment or removal of directors of any Group Company, or the ownership or transfer of ownership or the letting of any of the assets of any Group Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from any Group Company, or otherwise howsoever relating to its affairs.

4.2.6	Save as disclosed in the Disclosure Letter, none of the Vendor nor the Vendor Guarantors (other than DBS Private Equity and SEAVI Advent P.E.) nor any of their Affiliates (as that term is defined in Clause 10.1) has any right or interest or is engaged or concerned, directly or indirectly, in any business other than those now carried on by the Group Companies which is, or is likely to become, competitive with the businesses of the Group Companies.

4.3	Effect of Sale of the Sale Shares

4.3.1	Neither entering into, nor compliance with, nor Completion of this Agreement will, or is likely to, cause any person who gives credit to any Group Company not to continue to do so on the same basis.

4.3.2	The Vendor is not aware that any of the following key employees intends to terminate his or her relationship with the Group:

(a)	Mr. Cheung;

(b)	Dr. Wong;

(c)	Mr. Ang Liang, Vice-President, Sales and Operations;

(d)	Ms. Daisy Wong, Vice-President, Sales and Alliance;

(e)	Mr. Andrew Lau, Chief Financial Officer;

(f)	Mr. Kelvin Chan, Director of Technology;

(g)	Mr. Andy Chan, AGM, Mobile Data Product Development; and

(h)	Chun Yee Ko, AGM, IN and Messaging Product Development.

4.4	Contracts

For the one year period prior to Completion, no Group Company is, or has been, a party to any contract, commitment, arrangement, transaction, understanding, obligation or liability which:

4.4.1	is outside the ordinary and usual course of business;

4.4.2	save for transactions entered into between any Group Company and any Excluded Subsidiaries, is not wholly on an arm’s length basis and not on normal commercial terms;

4.4.3	is of an unusual or onerous nature;

4.4.4	cannot readily be fulfilled or performed on time in accordance with its terms (as may be amended from time to time) without undue or unusual expenditure of money;

4.4.5	involves, or is likely to involve, the supply of goods or services, the contract sum value of the transaction in any one financial year period will be more than 5% of FY2005 Revenues;

4.4.6	is incapable of termination in accordance with its terms without penalty, by such Group Company, on 4 months’ notice or less other than perpetual licences granted to customers of the Group on standard terms and in the ordinary course of business;

4.4.7	restricts such Group Company’s ability to conduct its normal business activities or materially and adversely affects its business or assets;

4.4.8	is a joint venture, agency, shareholders’ or partnership arrangement or agreement or similar arrangement or agreement or which is an agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares;

4.4.9	assigns to the other party any Intellectual Property created by any Group Company, other than non-exclusive licences of Business IPR granted by a Group Company to customers in the ordinary course of business;

4.4.10	purports to license on an exclusive basis to the other party any Business IPR owned by a Group Company; and

4.4.11	purports to license to a third party any Business IPR owned by a Group Company and previously licensed by such Group Company on an exclusive basis to a different third party.

4.5	Compliance with Agreements

All outstanding contracts and all outstanding leases, tenancies, licences, concessions and agreements of whatsoever nature to which any of the Group Companies is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company and, so far as the Vendor is aware, by all the other parties thereto and there are no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the contracts or such leases, tenancies, licences, concessions or agreements and no written notice of termination has been received in respect of any thereof.

4.6	Anti-Trust

None of the Group Companies has received any written notice that proceedings under any applicable anti-trust law have been initiated nor, so far as the Vendor is aware, are any such proceedings contemplated against the Vendor, any of the Vendor Guarantors or any of the directors of any Group Company nor has any claim been made or threatened alleging any anti-trust law contravention.

4.7	Guarantees, etc.

Save as disclosed in the Disclosure Letter, there is no outstanding guarantee, indemnity, suretyship or comfort (whether or not legally binding) given by or for the benefit of any Group Company, other than guarantees, indemnities, suretyship or comfort entered into by a Group Company in the ordinary course of business to secure an obligation of another Group Company.

4.8	Dependence on Individual Suppliers or Customers

4.8.1	No more than 20% of the aggregate amount of all the purchases of the Group are obtained from the same supplier (including any person, firm or company in any way connected with such supplier ) for the preceding two financial years.

4.8.2	No more than 20% of the aggregate value of the contract sum for all of the agreements for the supply of goods or services of the Group are made to the same customer (including any person, firm or company in any way connected with such customer) for the two preceding financial years.

4.9	Commissions and Finder’s Fees

Save as disclosed in the Disclosure Letter, no one is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the purchase of, or subscription for, shares in such Group Company.

5.	Tax Matters

5.1	Returns, Information and Clearances

5.1.1	All returns, computations, notices and information made or provided or required to be made or provided by each Group Company for any Tax purpose have been made or given within the requisite periods and on a proper basis and when made were true and accurate and are up to date and none of them is or is likely to be the subject of any dispute with any Tax authority.

5.1.2	The Disclosure Letter contains details of all Transactions effected by each Group Company during the seven years prior to the date of this Agreement in respect of which any consent or clearance from the Inland Revenue Department or other Tax authorities was required or was sought.

5.1.3	In respect of any such consent or clearance as referred to in paragraph 5.1.2 of this Schedule 3, the consent or clearance was validly obtained before the

Transaction was effected and the Transaction was effected in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance and at a time when and in circumstances in which such consent or clearance was valid and effective.

5.2	Payments

Each Group Company has paid all Tax, including, without limitation, provisional Tax, which it has become liable to pay on or before the date of this Agreement.

5.3	Penalties

None of the Group Companies remains liable to pay any outstanding fine, penalty, surcharge or interest in relation to Tax.

5.4	Tax Claims, Liabilities and Reliefs

5.4.1	There is no outstanding entitlement, having regard to the return, computations, notices and information as to Tax filed with or otherwise made to the relevant Tax authorities during the period of seven years ending on the date of this Agreement, to make any claim (including a supplementary claim) for relief; any election, including an election for one type of relief, or one basis, system or method of Tax, as opposed to another; any appeal or further appeal against an assessment to Tax; any application for the postponement of, or payment by instalments of, Tax; or to disclaim or require the postponement of any allowance or relief.

5.4.2	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Tax has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of the consummation of the sale and purchase of the Sale Shares.

5.4.3	None of the Group Companies is, or remains after having been put on notice to pay, liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding thereto) in consequence of the failure by the employees, consultants, officers, customers, suppliers, or business partners of any Group Company to discharge such Tax within any specified period or otherwise, where such Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

5.4.4	There is no agreement, arrangement or election between any Group Company and the Inland Revenue Department or other Tax authorities pursuant to which the relevant Group Company is authorised not to comply with what, but for such agreement or arrangement, would be its statutory obligations.

5.4.5	Save for the disposal of the shares in the capital of the Excluded Subsidiaries as contemplated herein, none of the Group Companies acquired nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements) from parties other than Group Companies during the period commencing on 15 May 2002 and ending on the date of this Agreement, the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

5.4.6	Save for the disposal of the shares in the capital of the Excluded Subsidiaries as contemplated herein, none of the Group Companies has disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences or agreements) from parties other than Group Companies during the period commencing on 15 May 2002 and ending on the date of this Agreement), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm’s length basis.

5.4.7	No act or Transaction has been effected by any Group Company or the Vendor in consequence of which any Group Company is liable for Tax primarily chargeable against the Representatives, consultants, customers, suppliers, or business partners of any Group Company.

5.4.8	No act or Transaction will be effected during the period commencing on the date of this Agreement and ending on Completion, by any Group Company or the Vendor (including the sale of the Sale Shares) in consequence of which any Group Company may be held liable for Tax primarily chargeable against the Representatives, consultants, customers, suppliers, or business partners of any Group Company.

5.5	Tax Residence

Each Group Company has been resident for Tax purposes in its jurisdiction of incorporation and nowhere else at all times since its incorporation and will be so resident at Completion.

5.6	Deductions and Withholdings

During the period commencing on 15 May 2002 and ending on the date of this Agreement, each Group Company has complied in all respects with all statutory provisions relating to Tax and requiring the deduction of Tax from any payment made by it, and has properly accounted for, and remitted or paid to the Inland Revenue Department or other Tax authorities within the time required.

5.7	Anti-Avoidance Provisions

None of the Group Companies has during the period commencing on 15 May 2002 and ending on the date of this Agreement engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or determined to be the avoidance of, or deferral of or a reduction in the liability to, Tax.

5.8	Stamp Duty

5.8.1	During the period commencing on 15 May 2002 and ending on the date of this Agreement, documents to which each Group Company is a party or which form part of such Group Company’s title to any asset or in the enforcement of which such Group Company is or may be interested which are subject to stamp or similar duty have been duly stamped and, where appropriate or necessary, adjudicated.

5.8.2	No Group Company has ceased to be associated (within the meaning of Section 45(2) of the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) (the “Stamp Duty Ordinance”)) with another company or body corporate in circumstances which might give rise to a liability to stamp duty pursuant to Section 45(5A) of the Stamp Duty Ordinance (or equivalent in the relevant jurisdiction) where such stamp duty has not been paid in full prior to the date of this Agreement and no Group Company will prior to or at Completion, whether by virtue of this Agreement or otherwise, cease to be associated (within the meaning of Section 45(2) of the Stamp Duty Ordinance) with another company or body corporate in circumstances which might give rise to a liability to stamp duty pursuant to Section 45(5A) of the Stamp Duty Ordinance (or equivalent in the relevant jurisdiction). No Group Company has entered into a transaction within the period of two years prior to the date of this Agreement in relation to which relief has been claimed pursuant to Section 45 of the Stamp Duty Ordinance (or equivalent in the relevant jurisdiction).

5.9	Estate Duty

So far as the Vendor is aware, there is no unsatisfied liability to estate duty attached or attributable to the Sale Shares or any asset of the Company, there has been no transfer of any property to any Group Company which has given or may give rise to any claim, assessment or demand in relation to estate duty under section 35 of the Estate Duty Ordinance (Chapter 111 of the Laws of Hong Kong) (the “Estate Duty Ordinance”) (or equivalent in the relevant jurisdiction), there is no charge or potential charge on any property or assets of any Group Company under section 18 or 43(6) of the Estate Duty Ordinance (or equivalent in the relevant jurisdiction) and no person is liable to estate duty attributable to the value of any of the Sale Shares or any asset of such Group Company.

6.	Assets (Other than Intellectual Property)

6.1	Title to Assets

6.1.1	Save as disclosed in the Disclosure Letter, all assets (other than Intellectual Property) of each Group Company, including, without limitation, all debts due to each Group Company which are included in the Management Accounts or have otherwise been represented as being the property of or due to such Group Company, or used or held for the purposes of its business, are the absolute property of such Group Company and (save for those disposed of or realised in the ordinary and usual course of business) all such assets and all assets and debts which have been acquired or arisen are the absolute property of such Group Company and none is the subject of any assignment or Encumbrance or the subject of any factoring arrangement, hire purchase, conditional sale or credit sale agreement. The Vendor does not own any assets other than the Sale Shares and is not party to any agreement with respect to the business of the Group (other than this Agreement).

6.1.2	All such assets are, where capable of possession, in the possession of or under the control of the Group and are located on the Leased Properties.

6.1.3	As at Completion, none of the Vendor nor any of the Excluded Subsidiaries will have any legal or beneficial interest in (a) any of the Group’s assets used in or necessary for the conduct of it businesses, (b) any of the Business IPR or (c) any of the Business IT.

6.2	Sufficiency of Assets

The property, rights and assets owned or leased by each Group Company and the facilities and services (other than the services of the employees, officers or directors of the Group Companies) to which such Group Company has a contractual right comprise such property, rights, assets, facilities and services (other than the services of the employees, officers or directors of the Group Companies) that are necessary for the carrying on of the business of each Group Company effectively in and to the extent to which it is presently conducted, subject to any of the following events to the extent beyond the control of the Group: an act of God; expropriation by or similar act of any sovereign; interruption of utility service (other than for failure by any Group Company to comply with the applicable terms and conditions of supply); or any other matter or cause beyond the control of the Group.

6.3	Equipment

Save as disclosed in the Disclosure Letter, the equipment owned or used in connection with the business of each Group Company:

6.3.1	is (subject to normal wear and tear) in good repair and condition and reasonable working order having regard to their age and use;

6.3.2	has been regularly and properly maintained where such maintenance is usually required;

6.3.3	is not dangerous, obsolete and is in the possession and control of the Group and is not expected to require replacement or addition at a cost in excess of US$100,000 within 12 months from the date of this Agreement; and

6.3.4	is capable and will (subject to normal wear and tear) remain capable throughout the respective periods of time during which it is written down to a nil value in the Management Accounts of such Group Company of doing the work for which it was designed or purchased.

6.4	Insurance

6.4.1	The Disclosure Letter contains the list of insurance policies taken out by the Group and such policies are in full force and effect. Each Group Company has in place at Completion adequate insurance against all material risks as is prudent taking into account the nature of the businesses conducted and the assets owned by the relevant Group Company.

6.4.2	In respect of all such insurances referred to in paragraph 6.4.1 of this Schedule 3:

(a)	all premiums and any related insurance premium taxes have been duly paid to date;

(b)	no act, omission, misrepresentation or non-disclosure by or on behalf of any of the Group Companies has occurred which makes any of these policies voidable nor, so far as the Vendor is aware, have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies;

(c)	details of all claims made for more than US$10,000 for each claim during the period of three years preceding the date of this Agreement are contained in the Disclosure Letter; and

(d)	no claim for more than US$10,000 for each claim is outstanding, unpaid or in dispute and no circumstances exist which are likely to give rise to any claim.

6.5	Absence of Undisclosed Liabilities

There are no liabilities (including, without limitation, contingent liabilities) of the Vendor Group which are outstanding on the part of the Vendor Group, other than (a) liabilities disclosed or provided for in the Audited Accounts or the Management Accounts or (b) liabilities incurred in the ordinary and usual course of business since the Management Accounts Date, none of which is material.

7.	Intellectual Property and Information Technology

7.1	Ownership, etc.

The Disclosure Letter sets out a complete and accurate list of all registrations of and application for registrations of Business IPR owned by a Group Company. All Business IPR is:

7.1.1	legally and beneficially owned solely by the relevant Group Company or lawfully used with the consent of the owner under a written license;

7.1.2	valid, subsisting and enforceable;

7.1.3	in the case of Business IPR owned by a Group Company, so far as the Vendor is aware, not being infringed or used without authorisation (nor has such infringement or use been threatened) by any person and such Intellectual Property has not been infringed at any time during the six years prior to the date of this Agreement;

7.1.4	not subject to any Encumbrance (except for non-exclusive licences granted to customers of the Group in the ordinary course of business); and

7.1.5	in the case of Business IPR owned by a Group Company, capable of transfer with full title guarantee and not subject to any licence or authority in favour of another other than those set out in the Disclosure Letter, and no claims have been made, no applications are pending and, so far as Vendor is aware, no claims have been threatened that, if pursued or granted, might be material to the truth and accuracy of any of the above.

7.2	Registered IPR

7.2.1	The material particulars as to registration of (and applications to register) any Intellectual Property owned by a Group Company, including, without limitation, priority and renewal dates, are set out in the Disclosure Letter.

7.2.2	In respect of all registered Intellectual Property, all renewal fees that are due and steps required for their maintenance and protection have been paid and taken.

7.3	Processes, etc.

The processes employed, the businesses conducted by each Group Company and the products and services dealt in by each Group Company do not use, embody or infringe any rights or interests of third parties in Intellectual Property (other than those belonging to or licensed to any of the Group Companies) and no claims of infringement of any such rights or interest have been made by any third party.

7.4	Licences

7.4.1	All licences in favour of any of the Group Companies of Intellectual Property and any other agreements relating to Information Technology entered into by the Group Companies are valid and in full force and effect, no notice having been given on either side to terminate them, the obligations of all parties have been fully complied with, no disputes have arisen or are foreseeable in respect thereof. In relation to the licences that are of such a nature that they could be registered by a Group Company with the appropriate Governmental Authorities, and where such registration would have the effect of strengthening the rights of any of the Group Companies, they have been so registered by the Group Company, or, if they have not been so registered, the failure by the Group Company to register such licences does not adversely affect the Group’s rights in respect of such licences.

7.4.2	In respect of those licences or authorisations referred to in paragraph 7.4.1 of this Schedule 3, so far as the Vendor is aware there is no current or threatened breach by any of the contracting parties.

7.5	Preservation of Business IPR

Each of the Group Companies has taken all reasonable steps to preserve the Business IPR, including, but not limited to, taking all reasonable steps to preserve the confidentiality of all know-how, confidential information and trade secrets that are material to and used in the business of the Group, including, without limitation, ensuring that all such know-how, information and secrets are appropriately documented and held in a considerable secure location in the possession or control of any of the Group Companies, are only disclosed to such employees and other persons to whom disclosure is necessary in the normal conduct of the business of the Group and on the basis that such disclosure is to be treated as being of a confidential nature.

7.6	No Assertion of Moral Rights

So far as the Vendor is aware, no moral rights have been asserted or have been threatened that would affect the value or use of any of the Business IPR in the business of the Group.

7.7	Proceedings

Neither the validity or subsistence of the Business IPR, nor the right, title and interest of any of the Group Companies in the Intellectual Property concerning the Business IPR is the subject of any current pending or, so far as Vendor is aware, threatened challenge, claim or proceedings, including, without limitation, for opposition, cancellation, revocation or rectification. The Business IPR has not during the period of three years prior to the date of this Agreement been the subject of any such challenge, claim or proceedings, and there are no facts or matters that might give rise to any such challenge, claim or proceedings.

7.8	Assignment of Business IPR

Any independent contractor or person commissioned by any of the Group Companies who, either alone or with others, creates, develops, invents or has created, developed or invented, Business IPR for any of the Group Companies, and all employees as a matter of course, have entered into a written agreement with the relevant Group Company that obliges them to assign such Business IPR to the relevant Group Company.

7.9	Misuse of Confidential Information

7.9.1	None of the Group Companies has received any claims or complaints that remain unresolved as to any misuse, on the part of any of the Group Companies, of any confidential information belonging to any third party.

7.9.2	None of the Group Companies has received any claims or complaints that remain unresolved as to any of the Group Companies having in its possession or control any confidential information belonging to any third party without license or authority of the relevant owner.

7.10	No Wrongful Acquisition of Business IPR

None of the Business IPR owned by any Group Company has been wrongfully or unlawfully acquired by any of the Group Companies. No claim under any warranty contained in the documentation by which the relevant Group Company acquired from any third party ownership of the Business IPR has been made or intimated nor, so far as Vendor is aware, are there any grounds on which any such claim could be made.

7.11	Infringement of Third Party Intellectual Property

None of the Group Companies is engaged in any activity that infringes any Intellectual Property belonging to any third party.

7.12	Sufficiency of Business IPR

The Business IPR comprises the Intellectual Property that are sufficient to enable the Group to carry on the business of the Group in and to the extent which it is presently conducted.

7.13	Domain Names

None of the Group Companies is engaged in any activities involving the business of the Group that infringe or otherwise involve the misuse or unauthorised use of any rights in

Internet domain names of any level registered in the name of or belonging to any third party or that give any third party the right to sue for passing off. None of the Domain Names has been wrongfully or unlawfully registered or acquired by any of the Group Companies. No claim under any warranty contained in the documentation by which the relevant Group Company acquired the Domain Names has been made or intimated nor, so far as Vendor is aware, are there any grounds on which such claim could be made.

7.14	Business IT

7.14.1	All Business IT is legally and beneficially owned by the relevant Group Company or lawfully used or possessed by the relevant Group Company with the consent of the owner under a written license or written lease.

7.14.2	There are no and, in the three years prior to the date of this Agreement, there have been no bugs or viruses, logic bombs or other contaminants in or failures or breakdowns of any computer hardware or software or any other Business IT equipment used in connection with the business of the Group that have caused any material disruption or interruption in or to the business of the Group.

7.14.3	The Business IT is covered by warranty and/or maintenance and/or support arrangements (including in-house support arrangements) that are adequate for its requirements and sufficient to remedy or compensate any material defect.

7.14.4	In the event that the persons providing maintenance or support services for the Business IT cease or are unable to do so, each of the Group Companies has all the necessary rights and information to continue to maintain and support or have a third party maintain or support the material Business IT.

7.14.5	The absence within the Group or any Group Company of a fully documented disaster recovery plan and backup system in respect of damage to or destruction of some or all of the Business IT (in whole or in part) has not had an adverse effect on the business of the Group Company or the business of the Group as a whole.

7.14.6	The Group Companies have procedures in place to ensure the security of the Business IT and data stored on it are protected in accordance with generally accepted industry practice, including, without limitation, an effective firewall, encryption software, properly administered and run password protection, virus checking software and procedures for taking and storing back-up copies of software and all data stored on the Business IT, and, so far as the Vendor is aware, no unauthorized access, amendment or damage to such data has taken place during the last two years.

7.14.7	All software used in the business of the Group contained in the Business IT that is not licensed from a third party pursuant to a written license agreement was either (a) developed within the scope of their employment by employees of any of the Group Companies and such employees have assigned all their rights to such software to the relevant Group Company and have waived all of their rights under law or otherwise to such software, (b) developed by independent contractors who have assigned all their rights to such software to the relevant Group Company pursuant to written agreements or (c) otherwise acquired by the relevant Group Company from a third party pursuant to a written agreement in which such third party has assigned its rights to such software to the relevant Group Company. No royalties or other payments of any kind are due or will become due to any party in respect of any part of such software.

7.14.8	Save for maintenance, upgrades, repair works or otherwise that are conducted by the Group in the normal course of operations, no action is necessary to enable the Business IT to be used, or so far as the Vendor is aware will be necessary to enable the Business IT to continue to be used, in each case in the business of the Group to the same extent and in the same manner as it has been used up to and including the date of this Agreement.

7.15	Software

7.15.1	With respect to all agreements, arrangements and understandings to which any Group Company is party or by which it is bound, or has during the period of six years prior to Completion been party or bound, for the design, writing, programming, development, supply or installation of significant computer software or hardware (“significant” computer software or hardware (as the case may be) shall include computer software or hardware where the revenue contribution for each computer software or hardware for the six years prior to the date of this Agreement exceeded US$10,000):

(a)	all such significant computer software has been designed, written, programmed and developed in accordance with computer methodologies that are generally recognized in the industry;

(b)	where a Group Company has the obligation to provide such significant computer software or hardware that conforms to a particular technical specification, the Group Company has the technical and other capabilities and the human and material resources to produce or provide computer software that satisfies such specifications; and

(c)	where such agreements, arrangements and understandings have been completed, all such significant computer software or hardware that has been supplied or installed has been fully accepted, and no money owing to the Group Company has been retained and no unremedied complaint or unremedied claim has been received by the Group Company in relation to any computer software or hardware.

7.15.2 (a)	In this paragraph 7.15, the expression the “Software” means all of the computer programs identified and briefly described in Schedule 3A.

(b)	The Software includes all computer programs and software used or supplied in or in connection with the business of any Group Company for the purposes of creating, developing, generating or delivering the products or services for the clients or customers of the Group (including existing and prospective) during the preceding period of six years (whether owned by the relevant Group Company, licensed to the relevant Group Company by a third party or sub-licensed by the relevant Group Company pursuant to a licence agreement from a third party).

(c)	The relevant Group Company is the sole legal and beneficial owner, capable of transferring with full title guarantee, of the copyright, wherever in the world enforceable, in each item of the Software described in Part 1 of Schedule 3A (the “Group Software”) including, without limitation, source code and object code, and all other relevant documents, media and confidential information, including (where relevant), without limitation, user and other manuals, tapes, indices, descriptive memoranda, original listings, development working papers and calculations, free of all encumbrances and adverse claims.

(d)	Save as provided in the Disclosure Letter, no property rights of any Group Company in the Group Software have been sold, assigned, licensed or disposed of to any party other than by the granting of non-exclusive licences to customers of the Group Companies in the ordinary course of business, full particulars of which are set out in the Disclosure Letter. There is no current or, so far as Vendor is aware, threatened breach of any such licences by any of the Group Companies’ licensees.

(e)	All source codes, tapes, indices, descriptive memoranda, original listings, development and working papers, calculations and any other documents or media necessary conclusively to prove authorship and ownership of copyright in the Group Software are in the possession custody or control of the relevant Group Company.

(f)	No Group Company is party to any agreement, arrangement or understanding requiring the Group Company to and pursuant to which the Group has been requested to place in escrow, or otherwise to permit any third party to use or have access to the source code to any of the Group Software.

(g)	No Group Company has at any time had any dispute with any person relating to proprietary or other rights in or to the Group Software. The Group Companies have on the termination of any material licence granted either recovered or secured the destruction of all copies of confidential information relevant to or forming part of the Group Software in the possession custody or control of the licensee at the date of such termination.

(h)	The Group Companies are entitled to use and, where indicated, to grant sub-licences to third parties to use the Software described in Part II of Schedule 3A (the “Third Party Software”) pursuant to licences and/or consents granted to the Group Company by the owner or licensee of the Third Party Software. Full particulars of such licences are set out in the Disclosure Letter, and all such licences are in full force and effect. All royalties and other payments have been paid when due and there has been no act or default by any Group Company that may in any way result in such licences being terminated.

(i)	In relation to such Third Party Software which comprises software only or software and hardware licensed to or granted to the relevant Group Companies, but other than Third Party Software that is contained in a hardware purchased by the Group, the Group Companies have access to the source code of the Third Party Software in terms of source code deposit agreements between the owner(s) of the copyright in the Third Party Software and reputable deposit agents, and a list of such agreements is set out in the Disclosure Letter.

7.15.3	The Software works in all respects in accordance with its specifications and user or other manuals, does not contain any defect or feature that does or may adversely affect its performance and is sufficient to enable a Group Company to fulfil, to a practical and, or technical extent, commitments entered into by a Group Company to carry out its business. No Group Company has at any time had any dispute with any person relating to the functionality, quality or fitness or purpose of the Software or relating to its compliance with its specifications or with any warranties given by a Group Company.

7.15.4	The Group Companies have in place procedures for isolating customisations created for customers in separate source code storage and mechanisms for controlling and tracking access to such storage.

8.	Leased Properties; No Owned Properties

8.1	Leased Properties

The Leased Properties comprise all of the premises occupied or otherwise used in connection with the business of the Group.

8.2	Leases

8.2.1	So far as the Vendor is aware, the title of the landlord to each of the Leased Properties has been found to be satisfactory.

8.2.2	Any consent necessary for the grant of any of the Leases was duly obtained and/or deemed to have been duly obtained.

8.2.3	All the Leases have been duly registered (where required) with the applicable local real estate authorities and all such registrations are valid and in full force and effect.

8.2.4	There is no material subsisting breach, nor any material non-observance of any covenant, condition or agreement contained in any Lease on the part of either the relevant landlord or the relevant Group Company.

8.2.5	So far as the Vendor is aware, no landlord has refused to accept rent or made any complaint or objection and the receipt for the payment of rent which fell due immediately prior to the date of this Agreement is unqualified.

8.2.6	There are no restrictions in any of the Leases which prevent any of the Leased Properties from being used now or in the future for the present use.

8.2.7	Save as disclosed in the Disclosure Letter, no alterations have been made to any of the Leased Properties at the expense of any of the Group Companies without all necessary consents and approvals and all such alterations to any of the Leased Properties are to be disregarded on rent reviews and do not have to be reinstated at the expiry of the term of the Lease.

8.3	Owned Real Property

No Group Company owns or has ever owned any interest in any real property.

9.	Employment and Retirement Schemes

9.1	Employees and Terms of Employment

9.1.1	Save for Dr. Wong, all employees engaged in connection with the business of the Group at any time within 12 months prior to the date of this Agreement were employed by a Group Company. So far as the Vendor is aware, all such employees are employed exclusively in the business of the Group and none is required to perform employment duties for any other person save for military service duties required by the applicable requirements or laws of the relevant country.

9.1.2	Each Group Company has complied with all its obligations under all ordinances, statutes and regulations, codes, orders and awards in connection with its employees.

9.1.3	The Disclosure Letter contains full details in relation to each Group Company and the Vendor of:

(a)	the total number of employees;

(b)	the employee number, date of commencement of employment, period of continuous employment, location, salary and other benefits or grade of each of the employees;

(c)	where any of the employees is continuously absent from work for a period in excess of one month, the reason for the absence;

(d)	the terms of each contract of employment of each of the employees at or above any of the following (or equivalent) levels at the relevant Group Company: chief officer, director, vice-president, general manger and assistant general manager; and

(e)	the terms of all consultancy agreements.

9.1.4	No changes to the contracts or agreements with the directors of any Group Company or referred to in paragraph 9.1.3 of this Schedule 3 have been made or proposed, whether by such Group Company or employee or consultant of such Group Company since the Accounts Date.

9.1.5	There are no current proposals to terminate the employment or consultancy of any of the employees or consultants of any Group Company or to vary or amend their terms of employment or consultancy (whether to their detriment or benefit).

9.1.6	Save as disclosed in the Disclosure Letter, no term of employment of any employee of any Group Company provides that a change in control of any Group Company (however change of control may be defined, if at all) shall entitle the employee to treat the change of control as amounting to a breach of the contract or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligations.

9.1.7	None of the Group Companies have either given notice of any redundancies or lay offs nor started consultations with any independent trade union or employees’ representatives regarding redundancies, lay offs or dismissals within the period of one year prior to the date of this Agreement. Save as disclosed in the Disclosure Letter, no circumstances have arisen under which any Group Company is, or so far as the Vendor is aware, is likely to be, required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee.

9.2	Payments on Termination

9.2.1	Since the Accounts Date and except as disclosed in the Disclosure Letter:

(a)	no liability in the amount exceeding US$10,000 for each case has been incurred by any Group Company for breach or termination of any contract of employment or consultancy with an employee or consultant including, without limitation, severance payments, protective awards, compensation for wrongful dismissal or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any employee; and

(b)	no Group Company has made or agreed to make any payment or provided or agreed to provide any benefit to any employee or former employee or any dependant of any such employee or former employee in connection with the actual or proposed termination or suspension of employment or variation of any employment contract of any such employee or former employee.

9.2.2	There are no claims pending or, so far as the Vendor is aware, threatened, against any Group Company:

(a)	by an employee or third party in respect of an accident or injury which is not fully covered by insurance; or

(b)	by an employee or director in relation to the terms and conditions of his employment or appointment.

9.2.3	Each Group Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all obligations imposed on it by all statutes and regulations (and all relevant orders, declarations and awards made under them) relevant to the relations between it and its employees or affecting the conditions of service of its employees, and has maintained current adequate and suitable records regarding the service of each of its employees.

9.3	Incentive Schemes

The Vendor has provided to the Purchaser copies of the rules and other documentation relating to all share incentive schemes, share option schemes, profit sharing schemes, bonus or other incentive arrangements for or affecting any employees or other workers or former employees or former workers of any of the Group Companies, together with full details of all awards and options granted, each of which is described in the Disclosure Letter and the total potential liability in respect of such award of options.

9.4	Retirement Schemes

9.4.1	Each of the Group Companies has, in respect of its employees, operated, participated in and/or maintained such retirement provident pension superannuation schemes or similar arrangements (the “Schemes”) as shall be mandated by the applicable law, rules and regulations (“Applicable Law”) and has at all times during the period commencing on 15 May 2002 and ending on the Completion Date complied with the requirements of such Applicable Law and any orders or other requirements of the relevant governmental, regulatory or supervisory bodies or authorities, and shall continue to so comply up to Completion Date.

9.4.2	Each Scheme is solvent as of the date hereof and shall continue to be solvent up to and including the Completion Date.

9.4.3	No notice relating to cessation of participation in the Schemes has been given by any of the Group Companies or the Vendor which remains outstanding as at the Completion Date.

9.4.4	All amounts due to be paid under the Schemes by each of the Group Companies as at the Completion Date have been duly paid and each of the Group Companies has duly complied with its obligations under the Schemes as at the Completion Date.

9.4.5	There is no obligation to make contributions or provide benefits under the Schemes other than the minimum statutory contributions and/or benefits which are required by the Applicable Law. Each of the Group Companies is not making and has not at any time during the period commencing on 15 May 2002 and ending on the Completion Date made or promised to make any contributions to the Schemes in addition to the amounts which it is required to make under the Applicable Law and the constitutive documents of the Schemes.

9.4.6	There are not, in respect of the participation of each of the Group Companies in the relevant Schemes or the benefits under them, any claims or actions against that Group Company (including without limitation any complaints made under any internal disputes procedure maintained in respect of the Schemes) in progress, pending, threatened or to Vendor’s knowledge anticipated (other than routine claims for benefits).

9.4.7	During the period commencing on 1 January 2000 and ending on the Completion Date, none of the Group Companies has participated in any retirement provident pension superannuation scheme or similar arrangement which is not required or mandated by the Applicable Law.

10.	Data Protection

10.1	Each Group Company has at all times complied (where applicable) with all of its obligations under the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”) (or equivalent in the relevant jurisdiction) in connection with the collection, holding, processing and use of personal data. In this Schedule 3, “personal data” means any data relating to a living individual from which it is practicable to ascertain the identity of that individual and which is in a form in which it is practicable to access or process that data.

10.2	Each Group Company has also followed and complied in all material respects (where applicable) with all of the recommendations contained in any applicable code of practice approved or issued by the Privacy Commissioner for Personal Data in relation to the PDPO or by the equivalent official in the relevant jurisdiction.

Schedule 4

Limitation of Liability

1.	Time Limits

The Vendor shall not be liable in respect of any Claim unless written notice of such Claim (stating in reasonable detail the specific matters in respect of which the Claim is made and, so far as practicable, the amount claimed) is given by the Purchaser to the Vendor before:

1.1	in the case of a Tax Claim, the second anniversary of the Completion Date;

1.2	in the case of a Claim relating to any of the Warranties (the “Fundamental Warranties”) set out in Clause 9.11 or 9.13 or paragraph 1 of Schedule 3, the third anniversary of the Completion Date;

1.3	in the case of a Claim pursuant to Clause 9.10 (Indemnity), the third anniversary of the Completion Date;

1.4	in the case of a Claim pursuant to Clause 10 (Restrictions on Vendor and the Vendor Guarantors), and in respect of any Party, the date falling 6 months after the end of the Restricted Period applicable to that Party (subject to paragraph 8 of this Schedule 4); or

1.5	(in respect of all other Claims) the second anniversary of the Completion Date.

2.	Financial Limits

2.1	Maximum Aggregate Liability

2.1.1	The maximum aggregate liability of the Vendor:

(a)	in respect of all Claims pursuant to Clause 9.10 (Indemnity) shall be limited to an amount equal to US$6,000,000:

(b)	in respect of all Claims pursuant to Clause 10 (Restrictions on Vendor and the Vendor Guarantors) shall be limited to an amount equal to US$8,000,000 (subject to paragraph 8 of this Schedule 4); and

(c)	in respect of all other Claims (other than in respect of the Fundamental Warranties) under or pursuant to this Agreement shall be limited to an amount equal to US$8,000,000,

provided that, the maximum aggregate liability of the Vendor in respect of all Claims (other than in respect of the Fundamental Warranties) under or pursuant to this Agreement shall be limited to an amount equal to US$8,000,000 (subject to paragraph 8 of this Schedule 4).

2.1.2	The maximum aggregate liability of the Vendor in respect of all Claims with respect to Fundamental Warranties is the Consideration.

2.2	Deductible

The Vendor shall not be liable to the Purchaser for any Loss with respect to a Claim unless:

2.2.1	the amount of Loss under the individual Claim (other than a claim pursuant to Clause 10 (Restrictions on Vendor and the Vendor Guarantors) or a claim with respect to fraud) exceeds US$10,000, and

2.2.2	the aggregate amount of all Losses exceeds US$400,000 (the “Deductible”), in which case the Vendor shall be liable only for Losses in excess of the Deductible; provided that, notwithstanding the foregoing, the Deductible shall not be applicable with respect to any Claims with respect to a Fundamental Warranty, a claim pursuant to the Tax Covenant, a claim pursuant to Clause 10 (Restrictions on Vendor and the Vendor Guarantors) or a claim with respect to fraud.

2.3	Limitations of Liability for the Vendor Guarantors respectively

2.3.1	The maximum aggregate liability of each of the Vendor Guarantors:

(a)	in respect of all Claims pursuant to Clause 9.10 (Indemnity) shall be limited to the relevant Vendor Guarantor’s Agreed Proportion of US$6,000,000;

(b)	in respect of all Claims pursuant to Clause 10 (Restrictions on Vendor and the Vendor Guarantors) shall be limited to the relevant Vendor Guarantor’s Agreed Proportion of US$8,000,000 (subject to paragraph 8 of this Schedule 4); and

(c)	in respect of all other Claims (other than in respect of the Fundamental Warranties) under or pursuant to this Agreement shall be limited to the relevant Vendor Guarantor’s Agreed Proportion of US$8,000,000,

provided that the maximum aggregate liability of each of the Vendor Guarantors in respect of all Claims (other than in respect of the Fundamental Warranties) under or pursuant to this Agreement shall be limited to the relevant Vendor Guarantor’s Agreed Proportion of US$8,000,000 (subject to paragraph 8 of this Schedule 4).

2.3.2	The maximum aggregate liability of each of each of the Vendor Guarantors in respect of the Fundamental Warranties shall be limited to the relevant Vendor Guarantor’s Agreed Proportion of the Consideration.

3.	Other Limitations

The Vendor shall not be liable in respect of any Claim:

3.1	which is contingent unless and until such contingent liability becomes an actual liability and is due and payable; or

3.2	if and to the extent that specific and full provision or reserve is made for the matter giving rise to the Claim in the Working Capital Statement and was fully reflected in the calculation of the Final Working Capital.

4.	Conduct of Claims

4.1	Investigation by the Vendor

Without prejudice to the validity of the Claim or the alleged Claim in question, the Purchaser shall allow, and shall procure that relevant Group Companies allow, the Vendor and its Representatives to investigate the matter or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim and for such purpose, the Purchaser shall give, and shall procure that the relevant Group Companies shall give, such reasonable information, including access to the premises during normal business hours and the right to the examine and copy or photograph any assets, documents and records relating exclusively to the Claim as the Vendor or its Representatives may reasonably request. The Vendor shall keep, and shall procure that their Representatives shall keep, all such information confidential and shall use it solely for the purpose of the Claim in question.

4.2	Third Party Claim or Liability

If the Claim in question is a result of, or in connection with, a claim by or liability to a third party, and the Purchaser becomes aware of such Claim, then:

4.2.1	no admission of liability shall be made by or on behalf of the Purchaser or any Group Company with respect to such Claim and the Claim shall not be compromised, disposed of or settled without the consent of the Vendor which shall not be unreasonably withheld, delayed or conditioned; and

4.2.2	the Vendor shall be entitled at its own expense and in its discretion to take such reasonable action that would not reasonably be anticipated to have an adverse effect on the Purchaser, any Group Company or any of their Affiliates as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or the relevant Group Company and to have the conduct of any related proceedings, negotiations or appeals, provided that the Vendor shall not settle any such claim or liability without the prior consent of the Purchaser unless (a) the settlement fully and unconditionally releases the Purchaser and each Group Company from such claim or liability, (b) the terms of the settlement only require the payment of money by the Vendor and (c) the settlement does not result in any restriction on any future activities of the Purchaser or any Group Company.

4.3	Records

The Purchaser shall and shall procure that the Group shall keep safe all information, books, records, documents (including, without limitation, information in electronic form) relating to the Group and their business which are or may be relevant in connection with any matter which may give rise to a Claim for the period within which any Claim may be brought under this Agreement and after that for as long as any actual or prospective Claim remains outstanding.

4.4	Insurance

All Losses with respect to Claims hereunder shall be reduced by the aggregate amount of insurance proceeds actually received by the Purchaser (net of any costs associated therewith, such as the present value of any increase in premiums). If commercially reasonable, the Purchaser shall submit any Losses subject to indemnification hereunder to the extent such Losses are covered by its insurance policies and use commercially reasonable efforts to collect such insurance proceeds.

4.5	Information provided by the Vendor

The Vendor expressly disclaims all liability and responsibility for any conclusion, opinion, forecast or evaluation contained within or derived or capable of being derived from any investigation carried out or made by or on behalf of the Purchaser in the course of any due diligence or other enquiry prior to the Parties entering into this Agreement or any other data, document, record or information disclosed by the Vendor, the Company or any of the Subsidiaries or any employee, agent or adviser of any of them, to the Purchaser or to any person on behalf of the Purchaser.

4.6	Mitigation

Nothing in this Schedule 4 restricts or limits the general obligation at law of each of the Purchaser, the Company and the Subsidiaries to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of any Warranty or any other provision of this Agreement or in relation to any other matter, event or circumstance which gives rise to a Claim. Where the Vendor is or may become under any obligation to indemnify or make any payment to the Purchaser pursuant to this Agreement, the Purchaser shall and shall procure that the Company and the Subsidiaries shall act reasonably in relation to matters giving rise to such indemnity on payment and take all steps required by law to mitigate the loss in respect of which the indemnity or payment is or may become due.

4.7	Changes in law, regulation and practice

The Vendor shall not be liable in respect of a Claim to the extent that such Claim arises or is increased as a result of:

4.7.1	a change in law, administrative practice or published interpretation of the law, after the Completion Date;

4.7.2	the passing of any legislation, or making of any subordinate legislation after the Completion Date;

4.7.3	any voluntary act, omission or transaction (that is not required or contemplated hereby) carried out by or on behalf of the Vendor or any Group Company before Completion at the written request of the Purchaser; or

4.7.4	any change in the accounting or Tax policy, bases or practice of the Purchaser or any Group Company introduced or having effect after Completion.

4.8	No liability to third parties

No person other than the Purchaser shall be entitled to make any Claim.

4.9	Punitive Damages

The Vendor shall only be liable to the Purchaser for punitive damages to the extent the same are payable to a third party provided that the Vendor shall not be liable to the Purchaser for punitive damages to the extent that they are awarded directly as a result of the actions of the Purchaser or the conduct of the relevant legal proceedings by any person other than the Vendor or its Affiliates.

4.10	Tort of Misrepresentation

The Purchaser shall not be entitled to damages in tort for misrepresentation as a result of any Claim relating to any Warranty to the extent such damages would exceed damages in contract awarded for breach of Clause 9.1.

5.	No Double Recovery

The Purchaser shall not be entitled to recover from the Vendor more than once in respect of the same damage suffered, and accordingly, the Vendor shall not be liable in respect of any breach of Warranty if and to the extent that the Losses are or have been included in a claim under the Tax Covenant which has been satisfied nor shall the Vendor be liable in respect of a claim under the Tax Covenant if and to the extent that the Losses are or have been included in a claim for breach of Warranty which has been satisfied.

6.	Fraud, etc.

Nothing in this Schedule 4 shall have the effect of limiting or restricting the liability of the Vendor or the Vendor Guarantors in respect of a Claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of or as a result of fraud, wilful misconduct or wilful concealment by the Vendor, the Vendor Guarantors or any of their respective directors.

7.	Escrow Account

The Purchaser shall first seek (and shall be entitled) to claim all Losses for which it is entitled to indemnification hereunder against the funds in the Escrow Account before collecting such Losses from the Vendor or any of the Vendor Guarantors to the extent that there are funds available in the Escrow Account (that are not then subject to a different claim for indemnification).

8.	Effect on Clause 10 (Restrictions on Vendor and the Vendor Guarantors)

Notwithstanding any other provision of this Schedule 4, the limitations in this Schedule 4 shall not affect the Purchaser’s right under Clause 10.6 to enforce its rights and the other Parties’ obligations under Clause 10 by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by the Purchaser to enforce any of its rights and/or any of the other Parties’ obligations under Clause 10, notwithstanding any other provision in this Schedule 4, such other Parties hereby waive the defence that there is an adequate remedy at law.

Schedule 6

Form of the Tax Covenant

DATED                      2006

INTERACTIVE TECHNOLOGY HOLDINGS LIMITED

as Vendor

and

THE VENDOR GUARANTORS IDENTIFIED IN SCHEDULE A

and

PERFECT PROFIT INTERNATIONAL LIMITED

(FOR ITSELF AND AS TRUSTEE FOR EACH OF ITS SUBSIDIARIES IDENTIFIED

IN SCHEDULE B)

and

SYNIVERSE TECHNOLOGIES, INC.

as Purchaser

DEED OF TAX COVENANT

Baker & McKenzie

14th Floor Hutchison House

10 Harcourt Road

Hong Kong

Telephone: (852) 2846-1888

Fax: (852) 2845-0476

THIS DEED OF TAX COVENANT is made on                      2006

BETWEEN:

(1)	INTERACTIVE TECHNOLOGY HOLDINGS LIMITED, a company incorporated in Bermuda and whose principal place of business is at 27th Floor, No. 248 Queen’s Road East, Wan Chai, Hong Kong (the “Vendor”);

(2)	EACH OF THE PERSONS WHOSE PARTICULARS ARE SET OUT IN SCHEDULE A (the “Vendor Guarantors”);

(3)	PERFECT PROFIT INTERNATIONAL LIMITED, a company incorporated in the British Virgin Islands whose registered office is at Offshore Incorporations Limited, P.O. Box. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”), FOR ITSELF AND AS TRUSTEE FOR EACH OF THE SUBSIDIARIES WHOSE PARTICULARS ARE SET OUT IN SCHEDULE B (the “Subsidiaries”);

(4)	SYNIVERSE TECHNOLOGIES, INC., a company incorporated in the State of Delaware in the United States of America and whose registered office is at 9 East Lockerman St., Suite #1-B in the City of Dover, County of Kent, DE 19901, the United States of America (the “Purchaser”).

WHEREAS:

(A)	This Deed is entered into pursuant to a Share Purchase Agreement in relation to the Company dated 16 June 2006 between, inter alia, the Vendor, the shareholders of the Vendor, the Purchaser and Syniverse Holdings, Inc., (the “Agreement”), whereby the Vendor agreed to sell, and the Purchaser agreed to purchase, the entire issued share capital of the Company.

(B)	The Vendor Guarantors have agreed to guarantee the obligations of the Vendor on the terms and conditions set out in this Deed.

NOW THIS DEED WITNESSES as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Deed where the context so admits, the following words and expressions shall have the following meanings:

“Agreement” has the meaning set out in Recital (A);

“Beneficiaries” has the meaning set out in Clause 6.1;

“event” includes (without limitation) any omission, event, action or transaction whether or not the Company or any of the Subsidiaries is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and completion of the Agreement;

“relief” includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose; and

1.2	Meaning of Certain References

In this Deed where the context so admits:

1.2.1	reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any applicable legislation;

1.2.2	reference to any Tax liability shall include not only any liability to make actual payments of or in respect of Tax but shall also include:

(a)	the loss or reduction in the amount of, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in the Audited Accounts of, any relief which would (were it not for the said loss, reduction or setting off) have been available to the Company or any of the Subsidiaries and which relief has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Audited Accounts;

(b)	the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in the Audited Accounts of, a right to repayment of Tax which has been treated as an asset of the Company or any of the Subsidiaries in preparing the Audited Accounts; and

(c)	the setting off against income, profits or gains earned, accrued or received on or before Completion, or against any Tax liability of, any relief which is not available before Completion but which arises in respect of an event occurring after Completion in circumstances where, but for such setting off, the Company or any of the Subsidiaries would have had a Tax liability in respect of which it or the Purchaser would have been able to make a claim under this Deed;

and in such a case the amount of Tax which could otherwise be saved or relieved by the relief so lost, reduced, or set off (calculated by reference to the rates of Tax in force at the date of this Deed) or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen; and

1.2.3	reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief or for the surrender or transfer of any other relief, a repayment of any such payment and a payment by way of reimbursement, recharge, indemnity or damages connected with any Tax.

1.3	Interpretation

1.3.1	Words and expressions defined in the Agreement shall have the same meaning in this Deed (unless otherwise specified).

1.3.2	Clause 1.2 and clauses 1.4 to 1.11 of the Agreement shall apply mutatis mutandis in this Deed.

1.3.3	References in this Deed to Clauses, Recitals and Schedules are to clauses and sub-clauses in, and recitals and schedules to, this Deed (unless the context otherwise requires). The Recitals and Schedules to this Deed shall be deemed to form part of this Deed.

1.4	Subsidiaries

Where any right or benefit is expressed to be conferred under this Deed in favour of any of the Subsidiaries, such right or benefit may be exercised and/or enforced by the Company as trustee for the relevant Subsidiary.

2.	Covenant

2.1	Covenant

Subject as hereinafter provided, the Vendor hereby covenants with the Purchaser for itself and as trustee for its successors in title that it will pay to the Purchaser an amount equal to:

2.1.1	any Tax liability of the Company or any of the Subsidiaries resulting from or by reference to any income, profits or gains earned accrued or received on or before the Completion Date or any event on or before the Completion Date whether or not such Tax is primarily chargeable against or attributable to any other person; and

2.1.2	any Tax liability of the Company or any of the Subsidiaries which is regarded as such pursuant to the provisions of Clause 1.2.2; and

2.1.3	any Tax liability of the Company or any of the Subsidiaries that arises after Completion as a result of an act, omission or transaction by a person other than the Company or any of the Subsidiaries and which liability to Tax falls upon the Company or any of the Subsidiaries as a result of its having been in the same group for Tax purposes as that person at any time before Completion; and

2.1.4	all costs and expenses which are incurred by the Purchaser or the Company or any of the Subsidiaries or any of their respective Affiliates in connection with any of the matters referred to in this Clause 2 or in taking or defending any action under this Deed (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

2.2	Due Date of Payment

The due date for the making of payments under Clause 2.1 shall be:

2.2.1	where the payment relates to a liability of the Company or any of the Subsidiaries to make an actual payment of or in respect of Tax, the date which is 10 Business Days before the date on which such actual payment is due to be made to the relevant authority;

2.2.2	where the payment relates to a matter falling within Clause 1.2.2(a) or (c), the date falling 5 Business Days after the Vendor has been notified by the Purchaser that the auditors for the time being of the Company or the relevant Subsidiary have certified at the request of the Purchaser or the Company or the relevant Subsidiary that the Vendor has a liability for a determinable amount under Clause 2.1;

2.2.3	where the payment relates to a matter falling within Clause 1.2.2(b) the date on which the repayment of Tax would otherwise have been due to be made; and

2.2.4	in the case of costs and expenses within Clause 2.1.4 five Business Days after the date on which the Vendor has been notified by the Purchaser, the Company or the relevant Subsidiary that the Vendor has a liability for such costs and expenses.

3.	Limitations of Vendor’s Liability under this Deed

The covenants given by this Deed do not apply to any liability:

3.1	to the extent that provision or reserve in respect thereof has been made in the Audited Accounts or the Management Accounts or to the extent that payment or discharge of such liability has been taken into account therein; or

3.2	to the extent that the Tax liability arises or is increased by reason of any increase in rates of Tax made after the date hereof with retrospective effect or the passing of any legislation after the date hereof with retrospective effect; or

3.3	to the extent that the Tax liability would not have arisen but for any voluntary act of the Purchaser, the Company or any Subsidiary after the Completion Date which the Purchaser or the Company or the relevant Subsidiary ought reasonably to have known would give rise to such Tax liability, excluding any act:

(a)	carried out pursuant to a legally binding obligation carried out by any of the Company or the Subsidiaries entered into before Completion;

(b)	pursuant to any obligation imposed by law or regulation having the force of law;

(c)	taking place with the written approval of the Vendor or pursuant to the Agreement; or

(d)	occurring in the ordinary course of trade of the Purchaser, the Company or any relevant Subsidiary; or

3.4	if it has arisen in the ordinary course of business of the Company or any Subsidiary since the date of the Management Accounts. For the avoidance of doubt, any reference to the ordinary course of business of the Company or any Subsidiary in this sub-clause shall not include:

(a)	the payment of any dividend;

(b)	the payment of tax of payable primarily by any other company (other than the Company or a Subsidiary);

(c)	any transaction the purpose of which is primarily to avoid taxation; or

(d)	any event giving rise to tax on deemed income, profits or gains (as opposed to actual income, profits or gains); or

3.5	to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or any of the Subsidiaries after the Completion Date to make any claim election or give any notice or consent or do any other thing the making or giving or doing of which was taken into account in computing the provision or reserve for taxation in the Audited Accounts; or

3.6	to the extent that the Tax liability would not have arisen but for a disclaimer of any relief or a revision to or revocation of a claim therefor where such revision or disclaimer is caused or made by the Company or any of the Subsidiaries after the Completion Date; or

3.7	to the extent that the Tax liability arises or is increased as a consequence of any failure by the Purchaser, the Company and/or any of the Subsidiaries to comply with any of their respective obligations under clause 4 of this Deed; or

3.8	to the extent that the Purchaser makes or has made recovery in respect of that liability for taxation under any provision of the Agreement; or

3.9	to the extent that the Tax liability arises or is increased as a result of any delay or default by the Purchaser or the relevant Company or Subsidiary in paying over to any Tax Authority any amount received from the Vendor under this Deed or for breach of the Tax Warranties; or

3.10	to the extent that an amount in respect of the Tax liability has already been recovered by the relevant Company or Subsidiary from another person (not being the Purchaser, the Company or any of the Subsidiaries); or

3.11	to the extent that it has been discharged before Completion; or

3.12	to the extent that written notice has not been given by the Purchaser to the Vendor of any Claim (stating in reasonable detail the specific matters in respect of which the Claim is made and, so far as practicable, the amount claimed) before the second anniversary of the date of Completion.

4.	Conduct of Claims

If the Purchaser becomes aware of any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body from which it appears that the Company or any of the Subsidiaries has or may have a liability in respect of which a claim could be made under this Deed, it shall give written notice thereof to the Vendor and shall (subject to being fully indemnified by the Vendor to the Purchaser’s reasonable satisfaction against any Losses which may be incurred thereby) take such action and procure that the Company and/or the relevant Subsidiary shall take such action as the Vendor may reasonably request to dispute, resist or compromise the liability; provided that:

4.1	none of the Company, the relevant Subsidiary nor the Purchaser shall be required to take any such action before any court or appellate body unless the Vendor shall have produced to them the opinion of leading counsel practising in the relevant area of law that such action is reasonable; and

4.2	none of the Company, the relevant Subsidiary nor the Purchaser shall in any event be required to take any steps which would materially adversely affect the future conduct of the business of the Purchaser or the Company or any of the Subsidiaries or any Affiliate of the Purchaser or affect the rights or reputations of any of them.

5.	Interest on Late Payments

5.1	Liability to Pay

If any payment due to be made by the Vendor under this Deed is not made on the due date for payment the Vendor shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this Clause 5.

5.2	Interest Rate

The Vendor shall pay interest at the annual rate which is the aggregate of 2% per annum and the base rate from time to time of The Hongkong and Shanghai Banking Corporation, Hong Kong.

5.3	Accrual of Interest

Interest under this Clause 5 shall accrue on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the Vendor on demand. Unpaid interest shall compound annually.

6.	Guarantee and Indemnity by the Vendor Guarantors

6.1	Guarantee and Indemnity

Each of the Vendor Guarantors hereby unconditionally and irrevocably guarantees (on a several basis subject to the limitations set out in paragraph 2.2 of Schedule 4 to the Agreement) to each of the Purchaser, the Company and the Subsidiaries (the “Beneficiaries”) the due and punctual performance and observance by the Vendor of all of its obligations, commitments, undertakings, warranties and covenants under or pursuant to this Deed and agrees to indemnify each of the Beneficiaries against all Losses (including legal costs and expenses) which the relevant Beneficiary may suffer through or arising from any breach by the Vendor of any such obligations, commitments, warranties, undertakings or covenants.

6.2	No Release or Discharge

The liability of each of the Vendor Guarantors under this Clause 6 shall not be released or diminished by any arrangements or alterations of terms (whether of this Deed, any of the Transaction Documents or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

6.3	Default of the Vendor

If and whenever the Vendor defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to this Deed each of the Vendor Guarantors shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Deed and so that the same benefits shall be conferred on each of the Beneficiaries as it would have received if such obligation or liability had been duly performed and satisfied by the Vendor. Each of the Vendor Guarantors hereby waives any rights which it may have to require any Beneficiary to proceed first against or claim payment from the Vendor to the intent that as between the relevant Beneficiary and each of the Vendor Guarantors the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations jointly and severally with the Vendor.

6.4	Continuing Guarantee

This guarantee and indemnity is to be a continuing security to each of the Beneficiaries for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the Vendor under or pursuant to this Deed notwithstanding any settlement of account or other matter or thing whatsoever.

6.5	Additional Security

This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which any of the Beneficiaries may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Vendor under or in connection with this Deed.

6.6	No Conflicting Claims

In the event of any of the Vendor Guarantors having taken or taking any security from the Vendor or any other Vendor Guarantors in connection with this guarantee and indemnity, the Vendor Guarantor hereby undertakes to hold the same in trust for each of the Beneficiaries pending discharge in full of all the Vendor Guarantor’s obligations under this Deed. The relevant Vendor Guarantor shall not, after any claim has been made pursuant to this Clause 6, claim from the Vendor or any other Vendor Guarantor any sums which may be owing to it from the Vendor or any other Vendor Guarantor or have the benefit of any set-off or counter-claim or proof against or dividend, composition or payment by the Vendor or any other Vendor Guarantor until all sums owing to each of the Beneficiaries in respect hereof shall have been paid in full.

6.7	Lack of Enforceability

As a separate and independent stipulation, each of the Vendor Guarantors agrees that any obligation expressed to be undertaken by the Vendor under this Deed (including, without limitation, any moneys expressed to be payable under this Deed) which may not be enforceable against or recoverable from the Vendor by reason of any legal limitation, disability or incapacity or any other fact or circumstance shall nevertheless be enforceable against or recoverable from each of the Vendor Guarantors as though the same had been incurred by the relevant Vendor Guarantor and the relevant Vendor Guarantor were sole or principal obligor in respect thereof and shall be performed or paid by the relevant Vendor Guarantor on demand.

7.	Further Assurances

The Vendor shall as soon as reasonably practicable give all such reasonable assistance and provide such reasonable information as the Purchaser shall reasonably request from time to time at the expense of the Vendor for the purpose of enabling the Purchaser, the Company or any of the Subsidiaries to make returns relating to accounting periods of the Company or any Subsidiary ending prior to the Completion Date and provide information as required to any Tax authority relating to such accounting periods and to negotiate any liability to Tax with any Tax authority relating to such accounting periods.

8.	Over Provisions and Refunds

8.1	If:

8.1.1	the auditors for the time being of the Company or the relevant Subsidiary shall certify (at the request and expense of the Vendor) that any provision for Tax in the Audited Accounts or the Management Accounts (excluding any provision for deferred Tax) has proved to be an over-provision; or

8.1.2	the auditors for the time being of the Company or the relevant Subsidiary shall certify (at the request and expense of the Vendor) that any Tax liability which has resulted in a payment having been made or becoming due from the Vendor under this Deed will give rise to a relief for the Company or any of the Subsidiaries which would not otherwise have arisen and shall further certify the value of that relief (taking into account timing differences), the amount certified shall be dealt with in accordance with sub-clause 8.2; or

8.1.3	the Company or the relevant Subsidiary shall, pursuant to a determination made by a relevant Tax authority become entitled to any repayment of Tax paid by the Company or a Subsidiary in respect of any period ending on or before Completion;

then any such amounts shall be dealt with in accordance with sub-clause 8.2.

8.2	Where it is provided under sub-clause 8.1 that any amount (the “Relevant Amount” for the purpose of this clause 8) is to be dealt with in accordance with this sub-clause 8.2:

8.2.1	the Purchaser shall procure that reasonable details thereof are given to the Vendor within 14 days;

8.2.2	the Relevant Amount shall first be set off against any payment then due from the Vendor under this Deed;

8.2.3	to the extent there is an excess, a refund shall be made to the Vendor of any previous payment or payments made by the Vendor under this Deed and not previously refunded under this clause up to the amount of such excess; and

8.2.4	to the extent that the excess referred to in sub-clause 8.3 is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Vendor under this Deed.

9.	Recovery From Other Persons

In the event of any payment becoming due from the Vendor pursuant to clause 2, if the Company or any of the Subsidiaries becomes aware that it is entitled to recover from some other person (not being the Company or any of the Subsidiaries or any Tax authority) any sum in respect of the Tax liability that has resulted in that payment becoming due from the Vendor, then the Purchaser shall procure that the Company or the Subsidiary entitled to make that recovery shall (in either of those cases) promptly notify the Vendor of their entitlement and shall, if so required by the Vendor and at the Vendor’s expense, procure that the Company or the relevant Subsidiary shall take all appropriate steps to enforce that recovery (keeping the Vendor fully informed of the progress of any action taken) and shall account to the Vendor for any sum so recovered (including any interest or repayment supplement received in respect thereof, less any tax chargeable on the Company or relevant Subsidiary in respect of that interest) after deduction of all costs and expenses incurred by the Company or the relevant Subsidiary in enforcing such recovery.

10.	General Provisions

10.1	Incorporation of General Provisions in the Agreement

The following provisions of the Agreement shall be deemed to be incorporated in this Deed and shall apply mutatis mutandis: Clauses 11 (Confidentiality), 13 (Costs), 14 (General), 15 (Notices) and 16 (Governing Law and Arbitration).

10.2	Address for Notices

Any Notice and shall be sufficiently given or served on a Subsidiary if delivered or sent to the relevant address specified in Schedule B or to such other address and/or fax number as the relevant Subsidiary may have notified to the Vendor and the Purchaser in writing.

Schedule A

Details of the Vendor Guarantors

Name	Address	Fax Number
Mr. Raymond Cheung Hong Kong ID number:	D1, Villa 8, Dynasty Heights 2 Yin Ping Road Kowloon Hong Kong	+852-2166-8557

Dr. Kenneth Wong Hong Kong ID number:	12G, Block 8, Jubilee Garden, Fo Tan New Territories Hong Kong	+852-2634-8628

Mr. Peter Chan Hong Kong ID number:	Flat 26G, 26F, Block II Academic Terrace, Pokfulam Road, Hong Kong	+852-2545-8400

DBS Nominees Pte. Ltd.	22/F., The Center, 99 Queen’s Road Central, Hong Kong	+852-2259-5106

SEAVI Advent Venture Management Pte Ltd.	19/F., One International Finance Centre, Central, Hong Kong	+852-2166-8557

Schedule B

Details of the Subsidiaries

Name	Address of registered office
Global Interactive Technology Pty Ltd	222 Clarence Street, Sydney NSW 2000, Australia

Dragon Allied Investments Limited	Offshore Incorporations Limited, P.O. Box. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Grand Joint Investments Limited	Offshore Incorporations Limited, P.O. Box. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Skylead Assets Limited	Offshore Incorporations Limited, P.O. Box. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Vickwood Holdings Limited	Offshore Incorporations Limited, P.O. Box. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Interactive Business Applications Ltd	27th Floor, 248 Queen’s Road East, Wanchai, Hong Kong

Interactive Technology Applications Limited	27/F, 248 Queen’s Road East, Wanchai, Hong Kong

Interactive Technology (China) Limited	27/F, 248 Queen’s Road East, Wanchai, Hong Kong

Interactive Technology Limited	27/F, 248 Queen’s Road East, Wanchai, Hong Kong

IVRS (International) Limited	27/F, 248 Queen’s Road East, Wanchai, Hong Kong

Global Interactive Technology Sdn. Bhd.	G&C Suite, 160-2-1, Komplek Maluri, Business Centre, Jalan Jejaka, 55100 Kuala Lumpur, Malaysia

Name	Address of registered office
Interactive Technology (Shenzhen) Limited ( )	2nd Floor West, Block 214, Hong Hua Road, Futian Free Trade Zone, Shenzhen Municipality, the People’s Republic of China ( 214 2 )

Global Interactive Technology Pte Ltd	20 Jalan Afifi # 05-02 CISCO Centre Singapore

Global Interactive Technology, Inc.	160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA

IN WITNESS WHEREOF the parties hereto have executed this Deed on the date first above written.

The Common Seal of	)
INTERACTIVE TECHNOLOGY	)
HOLDINGS LIMITED	)
was hereunto affixed	)
in the presence of:	)

Director

Director/Secretary

The Common Seal of	)
PERFECT PROFIT INTERNATIONAL	)
LIMITED	)
was hereunto affixed	)
in the presence of:	)

Director

Director/Secretary

SIGNED, SEALED AND DELIVERED	)
by RAYMOND CHEUNG	)
in the presence of:	)

Witness:

Address:

SIGNED, SEALED AND DELIVERED	)
by KENNETH WONG	)
in the presence of:	)

Witness:

Address:

SIGNED, SEALED AND DELIVERED	)
by PETER CHAN	)
in the presence of:	)

Witness:

Address:

SIGNED, SEALED AND DELIVERED	)
by DBS NOMINEES PTE LTD	)
in the presence of:	)

Witness:

Address:

SIGNED, SEALED AND DELIVERED	)
by SEAVI ADVENT VENTURE	)
MANAGEMENT PTE LTD.	)
in the presence of:	)

Witness:

Address:

SIGNED, SEALED AND DELIVERED	)
by SYNIVERSE TECHNOLOGIES, INC.,	)
in the presence of:	)

Witness:

Address:

Schedule 8

Accounting Policies

Principal Accounting Policies

Prior to the date of this Agreement, in relation to the historical consolidated financial statements of the group, the ‘group’ comprises the Vendor and its subsidiaries, including the Group and the Excluded Subsidiaries. In relation to the consolidated financial statements to be prepared after the Completion Date, the ‘group’ shall comprise the Company and the Subsidiaries (excluding the Excluded Subsidiaries).

The principal accounting policies adopted or to be adopted in the preparation of the relevant consolidated financial statements are set out below:

(i)	Group reorganisation and basis of preparation

The accounts have been prepared or are to be prepared (as the context requires) under the historical cost convention, in accordance with applicable International Financial Reporting Standards (“IFRS”), including, without limitation, International Accounting Standards and interpretations issued by the International Accounting Standards Board. The accounts have been prepared or are to be prepared (as the context requires) under the historical cost convention, in accordance with applicable accounting principles generally accepted in Hong Kong and comply with applicable accounting standards issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”).

(ii)	Basis of consolidation

The consolidated financial statements include the financial statements of the Vendor, the Group and the Excluded Subsidiaries (for historical purposes, references to the ‘group’ or the ‘group company’ shall be construed accordingly for the purposes of this Schedule 8) and the Company and the Subsidiaries (for post Completion purposes, reference to the ‘group’ or the ‘group company’ shall be construed accordingly) on the basis set out below.

Subsidiaries are companies over which the Vendor (for historical purposes) and the Company (for post Completion purposes) has control. Control is the power to govern the financial and operating policies of a company so as to obtain benefits from its activities. The results of subsidiaries are included or excluded from their effective dates of acquisition or disposal respectively.

All material intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies (as the context requires) have been eliminated.

Minority interest represents the proportion of the results and net assets of subsidiaries not attributable to the group (as the context requires).

(iii)	Foreign currency translation

Transactions in foreign currencies are accounted for at exchange rates ruling at the transaction dates.

Assets and liabilities of subsidiaries together with all other monetary assets and liabilities expressed in foreign currencies are translated into Hong Kong Dollars at the rates of exchange ruling at the year end. Results expressed in foreign currencies are translated into Hong Kong Dollars at the average rates of exchange ruling during the year.

Exchange difference arising from the retranslation of the net investment in foreign subsidiaries are taken directly to exchange reserves. On the disposal of these investments, such exchange differences are recognised in the consolidated income statement as part of the profit or loss on disposal. All other exchange differences are dealt with in the consolidated income statement.

(iv)	Property, plant and equipment

Property, plant and equipment are stated at historical cost less depreciation.

Leasehold improvements are depreciated over the lease period or 5 years, whichever is shorter.

Other property, plant and equipment are depreciated on the straight-line method at annual rates estimated to write off the cost of each asset to their residual values over its estimated life. The principal annual rates are as follows:

Office equipment       20% to 33.33%

Computer equipment 20% to 33.33%

Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in operating profit.

Repairs and maintenance are charges to the consolidated income statement during the financial year in which they are incurred.

(v)	Intangible assets

(a)	Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the group’s (as the context requires) share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested annually for impairment and carried at costs less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. Each of those cash-generating units represents the group’s (as the context requires) investment in each country of operation by each primary reporting segment.

(b)	Research and development costs

Research costs are expensed as incurred. Costs incurred on development projects relating to the design and testing of new or improved products are recognised as an intangible asset where the technical feasibility and intention of completing the product under development has been demonstrated and the resources are available to do so, costs are identifiable and there is an ability to sell or use the asset that will generate probable future economic benefits. Such development costs are recognised as an asset and amortised on a straight-line basis over a period of not more than 3 years to reflect the pattern in which the related economic benefits are recognised. Development costs that do not meet the above criteria are expensed as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

(vi)	Operating leases

Leases where a significant portion of the risks and rewards of ownership of assets are retained by the leasing company are classified as operating leases. Payments made under operating leases (net of any incentives received from the leasing company) are charged to the consolidated income statement on a straight-line basis over the period of the lease.

(vii)	Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises materials and transportation costs. It excludes borrowing costs. Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

(viii)	Trade receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the group (as the context requires) will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the consolidated income statement.

(ix)	Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts.

(x)	Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective yield method.

Borrowings are classified as current liabilities unless the group (as the context requires) has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

(xi)	Deferred taxation

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred taxation is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred taxation is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference is controlled by the group (as the context requires) and it is probable that the temporary difference will not reverse in the foreseeable future.

(xii)	Employee benefits

(a)	Employee leave entitlements

Employee entitlements to annual leave are recognised when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(b)	Pension obligations

The group (as the context requires) operates defined contribution plans in Hong Kong, Singapore and Malaysia, the assets of which are held in separate trustee–administered funds. The pension plan is funded by payments from employees and by the group (as the context requires).

The group’s (as the context requires) contributions to the defined contribution plans are expensed as incurred and are reduced by contributions forfeited by those employees who leave the plans prior to vesting fully in the contributions.

(c)	Termination benefits

Termination benefits are payable whenever an employee’s employment is terminated before the normal retirement date or whenever an employee accepted voluntary redundancy in exchange for these benefits. The group (as the context requires) recognises termination benefits when it is demonstrably committed to either terminate the employment of current employees according to a detailed formal plan without possibility of withdrawal or to provide termination benefits as a result of an offer made to encourage voluntary redundancy.

(xiii)	Provisions

Provisions are recognised when the group (as the context requires) has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the group (as the context requires) expects a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.

(xiv)	Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the group. It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the notes to the accounts. When a change in the probability of an outflow occurs so that outflow is probable, they will then be recognised as a provision.

(xv)	Revenue recognition

Revenue from the sale of goods is recognised on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and title has passed.

Revenue from service agreements is recognised based on the stage of completion determined by reference to services performed to date as a percentage of total services to be performed.

The Group has been recognising and recording revenue based on the percentage of completion of work done within each month in accordance with the following formula:

Actual turnover recognised in current month = Actual turnover up to current month - actual turnover up to previous month where

Actual turnover up to current month = (actual hardware and software purchase and direct engineering cost incurred up to current month / estimated hardware and software purchase and direct engineering cost) x estimated turnover (project sum) and

Actual turnover up to previous month = (actual hardware and software purchase and direct engineering cost incurred up to previous month / estimated hardware and software purchase and direct engineering cost) x estimated turnover (project sum).

Service fee income is recognised when the services are rendered.

Interest income is recognised on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(xvi)	Dividend distribution

Dividend distribution to the Vendor’s (for historical purposes) and the Company’s (post Completion purposes) shareholders is recognised as a liability in the group’s (as the context requires) financial statements in the period in which the dividends are approved by the Vendor’s (for historical purposes) and the Company’s (post Completion purposes) shareholders.

(xvii)	Financial risk factors

The group (as the context requires) is exposed to interest rate, foreign currency, credit and liquidity risks arising from its business activities. The group (as the context requires) has written risk management policies and guidelines defining its objectives and tolerance of risk in its business activities. Its risk management approach focuses on the review of these policies and guidelines on an ongoing basis, establishment of independent oversight and controls, as well as processes for identification, measurements, monitoring and management of its exposures on a regular basis.

(a)	Interest rate risk

The group’s (as the context requires) exposure to market risk for changes in interest rates relates primarily to the group’s (as the context requires) bank and fixed deposits balances and bank loan balances.

The group (as the context requires) has cash and fixed deposit balances placed with reputable banks, which generate interest income for the group (as the context requires). The group (as the context requires) manages its interest rate risks by placing such balances on varying maturities and interest rate terms.

The group (as the context requires) also has interest rate risks arising from long-term bank loan. Bank loan issued at variable rates exposes the group (as the context requires) to cash flow interest-rate risks. The group (as the context requires) manages these exposures by monitoring closely the fluctuations of the loan’s interest rate.

(b)	Foreign exchange risk

The group (as the context requires) has foreign currency exposures mainly in Singapore Dollars, Malaysian Ringgit, United States Dollars, New Taiwan Dollars and Renminbi arising from its business activities. The group (as the context requires) manages these exposures by monitoring closely the fluctuations in these foreign exchange rates.

(c)	Credit risk

The group (as the context requires) has diversified portfolio of businesses and at balance sheet date, there was no significant concentration of credit risk with any entity.

(d)	Liquidity risk

As part of its overall prudent liquidity management, the group (as the context requires) maintains sufficient level of cash and cash equivalents to meet its working capital requirement.

(xviii)	Critical accounting estimates and judgments

The group (as the context requires) makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are mainly arising from the estimation of goodwill impairment.

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in Note 1(e)(i) above. The recoverable amounts of cash-generating units have been determined based on value-in-use calculations.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGNED by	)
for and on behalf of	)
INTERACTIVE TECHNOLOGY	)	/s/ Raymond Cheung
HOLDINGS LIMITED	)	Chief Executive Officer
in the presence of:	)

SIGNED by	)
RAYMOND CHEUNG	)	/s/ Raymond Cheung
in the presence of:	)

SIGNED by	)
KENNETH WONG	)	/s/ Kenneth Wong
in the presence of:	)

SIGNED by	)
PETER CHAN	)	/s/ Peter Chan
in the presence of:	)

SIGNED by	)
for and on behalf of	)	/s/ Wee Yap Yeo
DBS NOMINEES PTE LTD	)	Senior Vice President
in the presence of:	)

SIGNED by	)
for and on behalf of	)
SEAVI ADVENT VENTURE	)	/s/ Kevin Chan, Partner
MANAGEMENT PTE LTD.	)
in the presence of:	)

SIGNED by	)
for and on behalf of	)	/s/ Tony G. Holcombe
SYNIVERSE TECHNOLOGIES, INC.	)	Chief Executive Officer
in the presence of:	)

SIGNED by	)
for and on behalf of	)	/s/ Tony G. Holcombe
SYNIVERSE HOLDINGS INC.	)	Chief Executive Officer
in the presence of:	)